   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1997

                                                 REGISTRATION NO. 333-17053



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               Amendment No. 2 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                   CHARLES E. SMITH RESIDENTIAL REALTY, INC.
             (Exact name of Registrant as specified in its charter)

                           MARYLAND                                                       54-1681655
                   (State of Incorporation)                                            (I.R.S. Employer
                                                                                     Identification No.)

                            ------------------------

                               2345 Crystal Drive
                    Crystal City, Arlington, Virginia 22202
                                 (703) 920-8500
          (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------



                             Ernest A. Gerardi, Jr.
                                   President
                   Charles E. Smith Residential Realty, Inc.
                               2345 Crystal Drive
                    Crystal City, Arlington, Virginia 22202
                                 (703) 920-8500
          (Name and address, including zip code, and telephone number, including area code, of agent for service)


                            ------------------------

                                   Copies to:
                          J. Warren Gorrell, Jr., Esq.
                            Bruce W. Gilchrist, Esq.
                             Hogan & Hartson L.L.P.
                          555 Thirteenth Street, N.W.
                          Washington, D.C. 20004-1109
                                 (202) 637-5600

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: From time to time after this Registration Statement becomes effective, as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                       CALCULATION OF REGISTRATION FEE(1)



                                                                            PROPOSED            PROPOSED
                    TITLE OF                                                MAXIMUM             MAXIMUM
                     SHARES                                                AGGREGATE           AGGREGATE           AMOUNT OF
                      TO BE                           AMOUNT TO BE           PRICE              OFFERING          REGISTRATION
                   REGISTERED                          REGISTERED          PER SHARE           PRICE (1)            FEE (2)
Common Stock, $.01 par value per share...........      10,730,476          $33.344           $357,796,992         $108,423.33


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on October 30, 1997.





(2) Fee of $97,003 paid herewith. Fee of $11,420.45 previously paid with initial filing to register 1,500,000 shares.



                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



    Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this Registration Statement also relates to 2,879,164 shares of Common Stock, $.01 par value per share, previously registered and remaining under the Registrant's Registration Statement No. 33-93986 and 796,409 shares of Common Stock, $.01 par value per share, previously registered and remaining under the Registrant's Registration Statement No. 333-8129. This Registration Statement constitutes Post-Effective Amendment No. 1 to each of Registration Statement No. 33-93986 and Registration No. 333-8129, which Post-Effective Amendments shall become effective in accordance with Section 8(c) of the Securities Act of 1933.



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                 PRELIMINARY PROSPECTUS DATED NOVEMBER 4, 1997
                             SUBJECT TO COMPLETION
                               14,020,410 SHARES
                   CHARLES E. SMITH RESIDENTIAL REALTY, INC.
                                  COMMON STOCK
                            ------------------------


    Charles E. Smith Residential Realty, Inc. (the "Company") is a self-administered and self-managed equity real estate investment trust ("REIT") that is engaged primarily in the acquisition, development, management and operation of multifamily properties in the Washington, D.C. metropolitan area. The Company, together with its subsidiaries, is a fully integrated real estate organization with in-house acquisition, development, financing, marketing and property management and leasing expertise.


    This Prospectus relates to (i) the possible issuance by the Company of up to 13,559,928 shares (the "Redemption Shares") of common stock, par value $.01 per share ("Common Stock"), if, and to the extent that, the Company elects to issue such Redemption Shares to holders of up to 13,559,928 units of Limited Partnership interest ("Units") in Charles E. Smith Residential Realty L.P. (the "Operating Partnership"), of which the Company is the sole general partner and owns approximately 50.15% of the Units, upon the tender of such Units for redemption; (ii) the offer and sale from time to time of up to 197,912 shares of outstanding Common Stock of the Company (the "Original Restricted Shares") by the holders thereof, (iii) the offer and sale from time to time by certain affiliates of the Company of up to 262,570 shares of Common Stock (the "Original Affiliate Shares"); and (iv) the offer and sale from time to time by the holders thereof of any Redemption Shares that may be issued to and held by persons who may be affiliates of the Company (such persons, together with the holders of the Original Restricted Shares and the Original Affiliate Shares, the "Selling Shareholders").



    The Original Restricted Shares, the Original Affiliate Shares and 10,879,153 of the Units that may be redeemed for Redemption Shares (the "Original Units") were issued in connection with the formation of the Company. Of the remaining Units that may be redeemed for Redemption Shares, 647,732 Units (the "Acquisition Units") were issued in connection with the acquisition of certain properties during the fiscal years ended December 31, 1995 and December 31,1996. The Company has registered the Redemption Shares, the Original Restricted Shares and the Original Affiliate Shares to permit the holders thereof to sell such shares without restriction in the open market or otherwise, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof. See "The Company."


    The Company will acquire Units in the Operating Partnership in exchange for any Redemption Shares that the Company may issue to Unit holders.

    The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "SRW." Ownership by any person of more than 9.8% of the Company's Common Stock is restricted. See "Description of Common Stock."
                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SECURITIES.
                            ------------------------

    Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


    The Selling Shareholders from time to time may offer and sell shares of Common Stock held by them (the "Secondary Shares") directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Shareholders reserves the right to accept or reject, in whole or in part, any proposed purchase of the Secondary Shares.



    The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Secondary Shares may be deemed to be underwriting commissions or discounts under the Securities Act.



    The Company will not receive any of the proceeds from the sale of any Secondary Shares by the Selling Shareholders but has agreed to bear certain expenses of registration of the Secondary Shares under Federal and state securities laws, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any. The Company will acquire Units in the Operating Partnership in exchange for any Redemption Shares that the Company may issue to Unit holders.


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

              THE DATE OF THIS PROSPECTUS IS             , 1997.

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THE OFFERING OF THE COMMON STOCK PURSUANT TO THIS PROSPECTUS IS REFERRED TO HEREIN AS THE "OFFERING." AS USED HEREIN, THE TERM "COMPANY" MEANS CHARLES E. SMITH RESIDENTIAL REALTY, INC., CHARLES E. SMITH RESIDENTIAL REALTY L.P. AND THEIR PREDECESSORS AND SUBSIDIARIES OR ANY OF THEM, UNLESS THE CONTEXT INDICATES OTHERWISE. AS USED HEREIN, THE TERM "UNIT" MEANS A COMMON UNIT OF LIMITED PARTNERSHIP INTEREST IN CHARLES E. SMITH RESIDENTIAL REALTY L.P., UNLESS THE CONTEXT INDICATES OTHERWISE. WHEN USED IN THIS DOCUMENT, THE WORDS "BELIEVES," "ANTICIPATES," AND "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INDICATE THAT ASSUMPTIONS HAVE BEEN USED THAT ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL FINANCIAL RESULTS OR MANAGEMENT PLANS AND OBJECTIVES TO DIFFER MATERIALLY FROM THOSE PROJECTED OR EXPRESSED HEREIN,
INCLUDING: THE EFFECT OF NATIONAL AND REGIONAL ECONOMIC CONDITIONS, PARTICULARLY WITH REGARD TO THE LEVELS OF MULTIFAMILY PROPERTY OCCUPANCY AND RENTAL GROWTH IN THE WASHINGTON, D.C. METROPOLITAN AREA; THE COMPANY'S ABILITY TO IDENTIFY AND SECURE ADDITIONAL PROPERTIES AND SITES THAT MEET ITS CRITERIA FOR ACQUISITION OR DEVELOPMENT; THE ACCEPTANCE OF THE COMPANY'S FINANCING PLANS BY THE CAPITAL MARKETS, AND THE EFFECT OF PREVAILING MARKET INTEREST RATES AND THE PRICING OF THE COMPANY'S STOCK; AND OTHER RISKS DESCRIBED FROM TIME-TO-TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. GIVEN THESE UNCERTAINTIES, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH STATEMENTS. THE COMPANY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN THAT MAY BE MADE TO REFLECT ANY CHANGE IN THE COMPANY'S EXPECTATIONS WITH REGARD THERETO OR ANY FUTURE EVENTS OR CHANGE IN CIRCUMSTANCES OR CONDITIONS UPON WHICH SUCH STATEMENTS ARE BASED.

                                  THE COMPANY

    The Company is a self-administered and self-managed equity REIT that is engaged primarily in the acquisition, development, management and operation of multifamily properties in the Washington, D.C. metropolitan area. The Company, together with its subsidiaries, is a fully integrated real estate organization with in-house acquisition, development, financing, marketing and property management and leasing expertise. The Company's primary strategy for growth is to acquire, develop, own and manage high quality multifamily properties for long-term income generation and value appreciation.


    The Company is the sole general partner of, and owned approximately 50.15% of the Units in, the Operating Partnership as of September 30, 1997. The other Limited Partners of the Operating Partnership are the former limited and general partners of partnerships that owned the properties, and the former owners of certain property service businesses, acquired by the Operating Partnership either at the time of its formation in June 1994 or at various times thereafter. All of the Company's properties, property interests, and business assets are owned by, and its operations conducted through, the Operating Partnership and its subsidiaries. In addition, the Operating Partnership owns 100% of the nonvoting common stock, which represents 99% of the total economic interest, of three operating companies (collectively, the "Property Service Businesses") which provide property services to the properties owned by the Operating Partnership and to other multifamily, retail, and office properties. As of October 10, 1997 the Company, through the Operating Partnership, owned 47 multifamily apartment communities containing a total of 18,236 units (the "Multifamily Properties"), 45 of which are located in the Washington, D.C. metropolitan area, and two retail centers containing approximately 436,000 square feet of retail space (the "Retail Properties"), both located in the Washington, D.C. metropolitan area.

                                  RISK FACTORS

    Prospective investors and Unit holders should carefully consider the matters discussed under "Risk Factors" prior to making an investment decision regarding the Common Stock offered hereby.

                           TAX STATUS OF THE COMPANY


    The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1994. The Company believes that it qualifies for taxation as a REIT, in which case the Company generally will not be subject to federal income tax on net income that it distributes to its shareholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 95% of their taxable income (excluding any net capital gain). Even if the Company qualifies for taxation as a REIT, the Company will be subject to certain federal, state and local taxes on its income and property and to federal income and excise tax on its undistributed income. The Property Service Businesses, which do not qualify as REITs, also are subject to federal, state and local income taxes. See "Federal Income Tax Considerations" and "Risk Factors--Certain Tax Risks."


                            SECURITIES TO BE OFFERED


    This Prospectus relates to (i) the possible issuance by the Company of up to 13,559,928 Redemption Shares, if, and to the extent that, the Company elects to issue such Redemption Shares to holders of up to 13,559,928 Units, upon the tender of such Units for redemption, (ii) the offer and sale from time to time of up to 197,912 Original Restricted Shares by the holders thereof, (iii) the offer and sale from time to time by certain affiliates of the Company of up to 262,570 Original Affiliate Shares and (iv) the offer and sale from time to time by the holders thereof of any Redemption Shares that may be issued and held by persons who may be affiliates of the Company. The Company will not receive any cash proceeds from the issuance of the Redemption Shares but will acquire Units in the Operating Partnership in exchange for any Redemption Shares that the Company may issue to Unit holders.



    At the time of the formation of the Company, its initial public offering (the "Initial Offering") and the acquisition by the Company of its assets in June 1994 (collectively, the "Formation Transactions"), the Operating Partnership issued to participants in the Formation Transactions other than the Company a total of 12,131,292 Units. During the fiscal year ended December 31, 1995, the Operating Partnership acquired the Suburban Towers and Connecticut Heights apartment complexes for consideration which included 560,478 Acquisition Units. 22,059 Acquisition Units were issued by the Operating Partnership in March 1996 in connection with the acquisition of Charter Oak, an apartment complex located in Virginia and 77,125 Acquisition Units were issued by the Operating Partnership in November 1995 in connection with the acquisition of limited partnership interests in Brandywine, an apartment complex located in Washington, D.C. The holders of the Charter Oak Units and the holders of the Brandywine Units became eligible to request redemption of such Units in March 1997, and November 1997, respectively. During the nine months ended September 30, 1997, 357,449 Units were redeemed by the Company for shares of Common Stock.



    Pursuant to the agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement"), each Unit may be tendered by its holder to the Operating Partnership for redemption for cash equal to the fair market value of a share of Common Stock at the time of the redemption. In addition, the Company, as general partner of the Operating Partnership, has the right to elect to acquire directly any Units tendered to the Operating Partnership for redemption, rather than causing the Operating Partnership to redeem such Units. The Company currently anticipates that it generally will elect to acquire directly Units tendered for redemption and to issue shares of Common Stock in exchange therefor rather than paying cash, although the determination whether to pay cash or issue shares of Common Stock upon redemption of Units will be made by the Company at the time Units are tendered for redemption. As a result, as of October 7, 1997, the Company may from time to time issue up to 14,101,317 shares of Common Stock upon the acquisition of Units tendered for redemption. With each such acquisition, the Company's interest in the Operating Partnership will increase.

                                  RISK FACTORS

    Prospective investors and holders of Units should carefully consider, among other factors, the matters described below.

SPECIAL CONSIDERATIONS APPLICABLE TO REDEEMING PARTNERS

    TAX CONSEQUENCES OF REDEMPTION OF UNITS. The exercise by a holder of Units (a "Limited Partner") of his or her right to require the redemption of his or her Units will be treated for tax purposes as a sale of the Units by the Limited Partner. Such a sale will be fully taxable to the redeeming Limited Partner and such redeeming Limited Partner will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Common Stock received in the exchange plus the amount of the Operating Partnership nonrecourse liabilities considered allocable to the redeemed Units at the time of the redemption. It is possible that the amount of gain recognized (or even the tax liability resulting from such gain) could exceed the amount of cash and the value of other property (e.g., Redemption Shares) received upon such disposition. See "Redemption of Units--Tax Consequences of Redemption." In addition, the ability of the Limited Partner to sell a substantial number of Redemption Shares in order to raise cash to pay tax liabilities associated with redemption of Units may be restricted due to the Company's relatively low trading volume, and, as a result of fluctuations in the stock price, the price the Limited Partner receives for such shares may not equal the value of his Units at the time of redemption. See "--Common Stock Price Fluctuations and Trading Volume" below.

    POTENTIAL CHANGE IN INVESTMENT UPON REDEMPTION OF UNITS. If a Limited Partner exercises the right to require the redemption of his or her Units, such Limited Partner may receive, at the Operating Partnership's election, cash or shares of Common Stock of the Company in exchange for the Units. If the Limited Partner receives cash, the Limited Partner will no longer have any interest in the Company and will not benefit from any subsequent increases in share price and will not receive any future distributions from the Company (unless the Limited Partner currently owns or acquires in the future additional shares of Common Stock or Units). If the Limited Partner receives shares of Common Stock, the Limited Partner will become a shareholder of the Company rather than a holder of Units in the Operating Partnership. Although an investment in shares of Common Stock is substantially equivalent to an investment in Units in the Operating Partnership, there are some differences between ownership of Units and ownership of Common Stock relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation. These differences, some of which may be material to investors, are discussed in "Redemption of Units--Comparison of Ownership of Units and Common Stock."

    IMPACT ON GUARANTEES. Certain recipients of Units issued in connection with the Formation Transactions joined in a guarantee of certain indebtedness of the Operating Partnership (the "Institutional Loan Guarantee"). A Limited Partner who joined in the Institutional Loan Guarantee and who exercises his or her redemption right will remain liable to the lender with respect to the Institutional Loan Guarantee even though that Limited Partner has no continuing interest (or a reduced interest) in the Operating Partnership. See "Redemption of Units--Continuing Liability Under the Institutional Loan Guarantee."

EFFECT ON SHARE PRICE OF SHARES AVAILABLE FOR FUTURE SALE


    Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. As of October 7,

1997, the Company had outstanding 14,895,693 shares of Common Stock, all of which are tradable without restriction under the Securities Act (unless such shares are held by affiliates of the Company). As of October 7, 1997, the Company had outstanding 1,955,219 shares of preferred stock ("Preferred Shares"), 1,216,666 of which will become eligible for conversion into Common Stock on January 1, 1998 (subject to satisfaction of certain conditions). As of September 30, 1997, the Company had reserved for possible issuance upon redemption of Units approximately 18.7 million additional shares of Common Stock. 13,609,928 shares issuable upon any future redemption of Units, or issuable under employee benefit plans (the "Plans"), will be tradable without restriction under the Securities Act pursuant to the Registration Statements on Form S-8 filed by the Company in August, 1994, on Form S-3 filed by the Company in June 1995 and July 1996, respectively or the Registration
Statement of which this Prospectus is a part. As of October 7, 1997, an additional 14,895,693 Units were eligible to be redeemed for cash or, at the Company's election, shares of Common Stock (such shares will be restricted from sale in the public market unless registered under the Securities Act).
In addition, 1,000,000 shares have been reserved for issuance under the Company's Dividend and Distribution Investment and Share Purchase Plan, which plan was registered with the Commission on December 22, 1995. Also, the Company currently has on file with the Commission an effective registration statement which would allow the sale of up to approximately $112 million in unspecified securities, including shares of Common Stock and securities convertible into shares of Common Stock. No prediction can be made about the effect that future sales of shares of Common Stock will have on the market prices of shares. See "Shares Available for Future Sale."


COMMON STOCK PRICE FLUCTUATIONS AND TRADING VOLUME

    A number of factors may adversely influence the price of the Company's Common Stock in the public market, many of which are beyond the control of the Company. In particular, an increase in market interest rates may lead purchasers of shares of Common Stock to demand a higher annual yield from distributions by the Company in relation to the price paid for shares, which could adversely affect the market price of the shares of Common Stock. In addition, although the Company's Common Stock is listed on the New York Stock Exchange, the daily trading volume of REITs in general and the Company's shares in particular may be lower than the trading volume for certain other industries. As a result, investors in the Company who desire to liquidate substantial holdings at a single point in time may find that they are unable to dispose of such shares in the market without causing a substantial decline in the market value of such shares.

CONFLICTS OF INTEREST

    DEALINGS WITH AFFILIATES OF THE COMPANY. The outside interests of certain officers and directors of the Company (including Robert H. Smith and Robert P. Kogod) may give rise to certain conflicts of interest concerning the fulfillment of their responsibilities as officers and directors of the Company, and such conflicts of interest could result in decisions that do not fully reflect the interests of all shareholders. Mr. Kogod continues to hold minor general partnership interests (less than 1%) in a Limited Partnership (in which the Company holds an interest) that cannot be transferred without the consent of the other partners, and he and Mr. Smith continue to hold interests in another Limited Partnership that owns one multifamily and three commercial properties which were not acquired by the Company because another general partner declined to consent to the bifurcation of the multifamily and commercial properties and the indebtedness thereon. Mr. Kogod continues to own general partnership interests (ranging from a 1.3% to a 4.5% ownership interest) in three general partnerships that own multifamily properties which were not acquired by the Company because another general partner declined to consent to participation by such partnerships in the Formation Transactions. In addition, Messrs. Smith, Kogod and other executive officers of the Company continue to hold an interest in a Limited Partnership that owns a multifamily property that was not acquired by the Company because of the amount of its third party indebtedness in relation to its value. Messrs. Smith and Kogod and their families also held a substantial interest in the partnership that sold to the Company for $4.7 million a parcel of land located near the Worldgate Centre in Northern
Virginia on which the Company developed a 320-unit garden apartment project.
In connection with such development, the Operating Partnership entered into an agreement with Charles E. Smith Construction, Inc. (a construction and commercial and condominium development company), which is owned by Messrs.
Smith and Kogod and their spouses, to manage such development for a fee equal to 4% of hard construction costs. Messrs. Smith and Kogod continue to have interests in Charles E. Smith Management, Inc. (which provides property management and leasing services to office and other commercial properties), a substantial number of partnerships that own office and other properties (including Limited Partnership interests or minority stock ownership in unaffiliated partnerships and corporations that own or manage multifamily properties), and the tenants that lease and operate health clubs in the Retail Properties. The Company expects to continue to provide all property services (including property management and leasing) for such affiliated multifamily properties and certain property services (other than property management and leasing) for certain unaffiliated multifamily and commercial properties.

    TAX CONSEQUENCES UPON SALE OR REFINANCING OF PROPERTIES. Holders of Units may experience different and more adverse tax consequences than the Company upon the sale or reduction of indebtedness on any of the Properties. Therefore, such holders, including Messrs. Smith and Kogod, and the Company, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of the Properties. While the Company, as the sole general partner of the Operating Partnership, has the exclusive authority to determine whether and on what terms to sell or refinance an individual Property, certain members of the Board of Directors are holders of Units, and their status as Unit holders may influence the Company not to sell particular Properties, even though such sale might otherwise be financially advantageous to the Company and its shareholders, or may influence the Company not to pay down or refinance indebtedness on a particular Property with a significant level of debt. See "Federal Income Tax Considerations." The Company has no current plans to sell Properties.

    RISKS OF CONFLICTS OF INTEREST. Although the Company has adopted certain policies and has entered into agreements with Messrs. Smith and Kogod designed to minimize the adverse effects from certain of these potential conflicts of interest, there can be no assurance that these policies and agreements always will be successful in eliminating the influence of such conflicts. Consequently, the Company is subject to the risk that if such policies and agreements are unsuccessful, decisions could be made at the Company level that might fail to reflect fully the interests of all shareholders.

CHANGES IN POLICIES WITHOUT A VOTE OF SHAREHOLDERS

    The major policies of the Company, including its policies with respect to investment, financing, growth, acquisitions, development, debt capitalization and distributions, are determined by its Board of Directors. Although it has no present intention to amend or revise these and other policies, the Board of Directors may do so from time to time without a vote of the shareholders of the Company. The Company cannot change its policy of seeking to maintain its qualification as a REIT, however, without the approval of its shareholders. Changes in the Company's policies may not fully serve the interests of all shareholders.

RISKS ASSOCIATED WITH LEVERAGE

    NO LIMITATIONS ON DEBT. The Company intends to fund acquisitions and development of properties primarily through short-term borrowings, and also out of undistributed cash flow from operating activities. The Company expects to finance or refinance such properties on a longer term basis when market conditions are appropriate either with long-term indebtedness or equity financing, depending upon the economic conditions at the time of refinancing. Moreover, the Company currently has on file with the Commission an effective registration statement which would allow the sale of up to approximately $112 million in unspecified securities, including debt securities. The Company's debt-to-total market capitalization ratio (i.e., the ratio of total indebtedness to the market value of issued and outstanding Common Stock, including Preferred Shares, and Units plus total indebtedness) (the "Debt-to-Total Market Capitalization Ratio") as of September 30, 1997 was 37.2%. The Company has adopted a policy of incurring debt (including debt incurred under its line of credit) only if upon such incurrence the Company's Debt-to-Total Market Capitalization Ratio would be 60% or less. The Company's Articles of Incorporation, as amended (the "Charter"), however, do not contain any limitation on the amount or percentage of indebtedness that the Company may incur in the future. Accordingly, the Company could modify the current policy at any time. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that, in turn, could increase the Company's risk of default on its obligations and adversely affect the Company's funds from operations and ability to make expected distributions to its shareholders.

    LIMITATIONS OF DEBT POLICY. The Company has established its debt policy relative to the market capitalization of the Company rather than to the book value of its assets, a ratio that is frequently employed. The market capitalization of the Company, however, varies depending on the price at which the Common Stock trades and may not reflect the fair market value of the underlying assets of the Company at all times, which may result in the Company's indebtedness at any particular time being substantially in excess of 60% of the underlying value of its assets. Although the Company will consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness (such as the estimated market value of such properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service), there can be no assurance that the Debt-to-Total Market Capitalization Ratio (or the ratio of indebtedness to any other measure of asset value) will be an accurate measure of the Company's ability to incur indebtedness while continuing to make distributions to shareholders at expected levels.

    DEBT FINANCING; UNCERTAINTY OF ABILITY TO REFINANCE BALLOON PAYMENTS ON DEBT. The Company will be subject to the risks associated with debt financing, including the risk that existing indebtedness on the Properties that is secured by some or all of the Properties (which in most cases will not have been fully amortized at maturity) (the "Secured Debt"), including the debt incurred by the Company and its subsidiaries at the time of the Formation Transactions, will not be able to be refinanced at maturity on favorable terms or at all, or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness, and the risk that necessary capital expenditures for such purposes as renovations and reletting space will not be able to be financed. Higher interest rates at the time of refinancing could have an adverse effect on distributions. In addition, some of the Company's indebtedness is cross-collateralized among Properties so that a failure of an individual Property to generate cash flow necessary for scheduled debt repayments may place a larger number of Properties at risk of foreclosure. The Company does not expect to have sufficient funds to make all of the balloon payments of principal when due under the Secured Debt within one to twenty-three years and other mortgages on the Properties. There can be no assurance that the Company will be able to refinance this indebtedness or to otherwise obtain funds by selling assets or by raising equity. If a Property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose on the Property, which would result in a loss of income and asset value to the Company.

    RISKS OF RISING INTEREST RATES. The Company currently has little variable rate mortgage indebtedness outstanding. Should the Company incur additional variable rate debt in the future

(which it expects to do in connection with acquisitions and development), a significant rise in interest rates could adversely affect the Company's results of operations and its ability to make distributions to its shareholders. Changes in the Company's interest expenses also will affect the Company's net income and funds from operations.

RISKS ASSOCIATED WITH PREFERRED SHARES


    The Company's Articles of Incorporation authorize the Board of Directors to issue preferred shares of stock, $.01 par value per share ("Preferred Shares") and to establish the preferences and rights (including the right to vote and the right to convert into shares of Common Stock) of any Preferred Shares issued. The power to issue Preferred Shares could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. In June 1997 and October 1997, the Company issued 738,553 shares of Series A Cumulative Convertible Redeemable Preferred Stock, $.01 par value per share and 1,216,666 Series B Cumulative Convertible Redeemable Preferred Shares, $.01 par value per share, respectively, in two separate private placements (the "Preferred Share Offerings"), the terms of which are more fully described in a Current Report on Form 8-K dated October 3, 1997 and filed on October 20, 1997. The Preferred Shares issued in the Preferred Share Offerings rank senior to the Common Stock with respect to dividend rights and distributions upon liquidation, dissolution and winding up of the Company. The Company is subject to the risks normally associated with preferred equity financing, including the risk that the Company's cash flow will be insufficient to meet the required payments on the Preferred Shares.


RISKS ASSOCIATED WITH PROPERTY SERVICES

    The Property Service Businesses are subject to the risks associated with providing services to affiliated and unaffiliated multifamily, retail and office properties. These risks include the risk that management, leasing and other service contracts with property owners will be lost to competitors; that such contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms; that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed by the Property Service Businesses, resulting in decreased management fee income; that leasing and other service activity generally may decline; and that the Property Service Businesses may not be retained to provide certain property services that property owners are not obligated to retain the Company to provide under existing contractual arrangements. Each of these developments could adversely affect the ability of the Property Service Businesses to make expected distributions to shareholders. In addition, the restrictions applicable to REITs under the Code may limit the Company's ability to expand its Property Service Businesses, and net income from such businesses will be subject to corporate income tax.

LACK OF VOTING CONTROL OVER PROPERTY SERVICE BUSINESSES

    The Company owns 100% of the nonvoting common stock, which represents 99% of the equity, of each Property Service Business. The Property Service Businesses conduct the Company's property services business for properties not owned by the Company. The members of the boards of directors of the Property Service Businesses are Messrs. Smith, Kogod and Ernest A. Gerardi, Jr., the Company's Chief Operating Officer. Separate partnerships consisting of certain executives active in the management of the Company and the Property Service Businesses and adult children of Messrs. Smith and Kogod own 100% of the voting common stock, representing 1% of the equity, of each Property Service Business. Therefore, such holders of the voting stock have the ability to elect and remove all members of the boards of directors of the Property Service Businesses. Although the Company's right to receive distributions with respect to its nonvoting common stock cannot be changed by the holders of the voting common stock, the Company is not able to elect directors of the Property Service Businesses, and, therefore, it does not have the right to control the day-to-day decisions of the Property
Service Businesses. As a result, decisions relating to the day-to-day operations of the Property Service Businesses may not always reflect the interests of the Company and all of its shareholders.

REAL ESTATE INVESTMENT RISKS

    GENERAL RISKS. Real property investments are subject to varying degrees of risk. The effective yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. The Company's income and ability to make distributions to its shareholders is dependent upon the ability of its properties to generate income in excess of operating expenses, debt service and necessary capital expenditures. Income from multifamily and retail properties may be adversely affected by the general economic climate, local real estate conditions (such as an oversupply of, or a reduction in demand for, apartments and retail space), the attractiveness of the properties to tenants and shoppers, the quality and philosophy of management, the ability of the owner to provide adequate maintenance and (with respect to the apartments) insurance, and increased operating costs (including real estate taxes). In addition, income from properties and real estate values also are affected by such factors as the costs of governmental regulation, including zoning, tenants' rights and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. The Company's income would be adversely affected if a significant number of tenants were unable to pay rent or if apartments or retail space could not be rented on favorable terms. Certain significant expenditures associated with each equity investment in a property (such as mortgage payments, if any, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the property. If any of the above occurred, the Company's ability to make expected distributions to its shareholders could be adversely affected.

    POSSIBLE ENVIRONMENTAL LIABILITIES. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of such substances, or the failure properly to remediate such substances, may adversely affect the owner's ability to sell the real estate or to borrow using the real estate as collateral. In addition to clean-up actions brought by federal, state and local agencies, the presence of hazardous wastes or materials on a property could result in personal injury or similar claims by private plaintiffs. The Company believes that no Former Property Partnership has been notified by any governmental authority of any liability or other claim in connection with any of the Properties that the Company believes is material to its financial condition or results of operations.

    RISKS RELATED TO RETAIL PROPERTIES. With respect to the Retail Properties, the Company is subject to the risks that upon expiration of leases for space in the Retail Properties, the leases may not be renewed, the space may not be relet, or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current terms. In addition, the Company is subject to the risks that if sales by retail tenants decline sufficiently, tenants may not be able to pay their minimum rents, and that if a tenant were to default on rental payments, the Company could experience delays and costs in enforcing its rights as lessor. If any of the above occurred, the Company's ability to make expected distributions to shareholders could be adversely affected.

    COMPETITION. All of the Multifamily Properties are located in developed areas that include other multifamily properties. The number of competitive multifamily properties in a particular area could have a material effect on the Company's ability to lease apartment units and on the rents charged. In addition, other forms of single- and multifamily residential properties provide housing alternatives to tenants and potential tenants of the Multifamily Properties. The Retail Properties face competition from other retail properties. The Company also faces competition from other real estate companies that provide management, leasing and other services similar to those currently provided by the Company.

    DEPENDENCE ON THE WASHINGTON, D.C. METROPOLITAN AREA MARKET. A substantial majority of the Properties are located in the Washington, D.C. metropolitan area market. While the Company may pursue acquisitions and development in other markets, a decline in the economy or rental activities in this market may adversely affect the ability of the Company to make distributions to its shareholders.


    ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid and, therefore, tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. Under the terms of the Secured Debt, the sale of certain Properties is either prohibited or significantly restricted for the five to seven years following the Initial Offering. The terms of the agreements under which certain Properties have been contributed to the Company also restrict the ability of the Company to sell such Properties for specified periods of times. In addition, the Code places limits on the Company's ability to sell properties held for fewer than four years. These restrictions could make it difficult for the Company to sell Properties during such time without adversely affecting returns to shareholders, even if a sale were in the interest of such shareholders.


    CHANGES IN LAWS. Increases in real estate taxes and income, service or transfer taxes cannot always be passed through to tenants in the form of higher rents, and may adversely affect the Company's funds from operations and its ability to make distributions to its shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on Properties or increasing the restrictions on environmental discharges or other conditions, as well as changes in laws affecting construction and safety requirements, may result in significant unanticipated expenditures, which would adversely affect the Company's cash available for distributions.

    INVESTMENTS IN MORTGAGES. Although the Company currently has no plans to invest in mortgages, it may invest in mortgages in the future. If the Company were to invest in mortgages, it would be subject to the risks of such investment, which include the risks that borrowers may not be able to make debt service payments or pay principal when due, that the value of mortgaged property may be less than the amounts owed, and that interest rates payable on the mortgages may be lower than the Company's cost of funds. If the Company were to invest in mortgages and if any of the above occurred, cash available for distributions could be adversely affected.

    REGULATORY RISKS. The Properties may be subject to various forms of regulation, including regulation under the Fair Housing Amendments Act of 1988 (the "FHA"), the Americans with Disabilities Act (the "ADA") and, in the case of Properties located in the District of Columbia and built before 1976, local rent control ordinances. Under the FHA, the Company is required to make reasonable accommodations for persons with disabilities in rules, policies and modifications related to the Multifamily Properties when necessary to afford such persons equal opportunity to use, or obtain full enjoyment of, the Properties. Noncompliance with the FHA could result in the imposition of fines or an award of damages to private litigants. The Company believes the Properties are in compliance with the FHA in all material respects. The ADA requires removal of structural barriers to access by persons with disabilities in certain public areas. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. The ADA does not, however, apply to multifamily properties, such as apartment complexes, except to the extent that portions of such facilities, such as a leasing office, are open to the public. The costs of any alterations or additions required to date have been included in the operating budget for each affected Property. All costs for remaining modifications are expected to be paid from cash flow from operating activities and reserves established for this purpose.


    As of October 27, 1997, eleven of the Properties, representing 3,712 units or 20.4% of the total apartment units owned by the Company at such date, which were built prior to 1976 and are located in the District of Columbia, are subject to the District's rent control laws that potentially restrict a property owner's ability to increase rents and to recover increases in operating expenses and the costs of capital improvements. Although these rent control provisions currently allow the maximum rent "ceiling" to be increased annually in response to several factors, recent legislative changes have limited the Company's ability to take full advantage of the available "ceilings" in any one year. Thus, no assurance can be given that the Company will be able to raise rents under the new legislation to levels that reflect future market rates.


    UNINSURED LOSS. The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to the Properties with policy specification and insured limits customarily carried for similar properties. Certain types of losses (such as from wars), however, may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose both its capital invested in, and anticipated profits from, one or more Properties.

DISTRICT OF COLUMBIA TENANTS' RIGHTS

    Under the District of Columbia Rental Housing Conversion and Sale Act of 1980 (the "Conversion Act"), in the event of a "sale" of a residential property in the District of Columbia, the tenants have a right of first refusal to purchase the property as well as a right to match offers made on the property by prospective purchasers. A transfer of all of the partnership interests of a partnership that owns such property, or a transfer of all of the stock of a corporation that owns such property, is considered to be a "sale" within the meaning of the Conversion Act. Consequently, essentially all future acquisitions and sales by the Company of residential properties located in the District of Columbia will be subject to the rights of the tenants of such properties to purchase the properties at the offered price. Such tenants' rights may make it difficult for the Company to purchase or sell residential properties located in the District of Columbia even if a purchase or sale were in the interests of the Company's shareholders.

ACQUISITION AND DEVELOPMENT RISKS

    The Company intends to continue development of new multifamily and retail properties (including expansions of existing Properties on the land adjacent to those Properties) and to consider acquisitions of multifamily and retail properties where it believes that such development or acquisition is consistent with the business strategies of the Company. New project development is subject to a number of risks, including construction delays or cost overruns that may increase project costs, financing risks as described above, the failure to meet anticipated occupancy or rent levels as and when expected, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of development costs in connection with projects that are not pursued to completion. In addition, because the Company must distribute 95% of its taxable income (excluding any net capital gain) in order to maintain its qualification as a REIT, the Company anticipates that new developments and acquisitions will be financed primarily through lines of credit or other forms of secured or unsecured construction financing. If permanent debt or equity financing is not available on acceptable terms to refinance such new developments or acquisitions are undertaken without permanent financing, further development activities or acquisitions may be curtailed or cash available for distribution to shareholders or to meet debt service obligations may be adversely affected. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. See "Real Estate Investment Risks" above.

RISKS OF LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL

    The Company's Charter contains the following provisions, which may limit the ability of outside parties to acquire control of the Company:

    OWNERSHIP LIMIT. The 9.8% ownership limit described under "--Possible Adverse Consequences of Limits on Ownership of Shares" below may have the effect of precluding acquisition of control of the Company by a third party without the consent of the Board of Directors even if a change in control were in the interest of the shareholders of the Company.

    STAGGERED BOARD. The Board of Directors of the Company has three classes of directors. Directors for each class are chosen for a three-year term upon the expiration of the then current class's term. The staggered terms for directors may affect the shareholders' ability to change control of the Company even if a change in control were in the shareholders' interest.

    CAPITAL STOCK. The Company's Charter authorizes the Board of Directors to issue up to 145,000,000 shares of capital stock and to establish the preferences and rights of any capital stock issued. Currently, 1,139,933 of those shares are not classified as part of an existing class of stock and could be classified by the Board of Directors without a shareholder vote into one or more series of capital stock having special preferences or rights. See "Description of Common Stock." The issuance of capital stock having special preferences or rights could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest.

    REQUIRED CONSENT OF THE OPERATING PARTNERSHIP FOR MERGER. The Company may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets unless such transaction includes a merger of, or a sale of assets by, the Operating Partnership, which transaction would require approval of the holders of a majority of the Units. The Company currently holds less than a majority of the Units. Thus, this voting requirement might limit the possibility for acquisition or change in control of the Company, even if a change in control were in the shareholders' interest. In this regard, the holders of Units might incur different, and more adverse, tax consequences as a result of such an acquisition or change in control that could motivate them to oppose such a transaction that is in the shareholders' interest.

    EXEMPTIONS FROM MARYLAND BUSINESS COMBINATIONS LAW. Under the Maryland General Corporation Law ("MGCL"), certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who owns 10% or more of the voting power of the corporation's shares of capital stock (an "Interested Shareholder") must be approved by a supermajority (80%) of voting shares. In addition, an Interested Shareholder may not engage in a business combination for five years following the date he or she became an Interested Shareholder. The Company, as permitted by the MGCL, has exempted any business combinations involving Messrs. Smith and Kogod and persons affiliated or acting in concert with them. Consequently, Messrs. Smith and Kogod are permitted to enter into business combinations with the Company without the supermajority shareholder approval otherwise required by the MGCL.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

    In order to maintain its qualification as a REIT, not more than 50% in number or value of the outstanding capital stock of the Company may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to protect the Company from the risk of losing its REIT status due to a concentration of ownership among its shareholders, the Company has limited ownership of the issued and outstanding shares of capital stock by any single shareholder to 9.8% of the outstanding Common Stock (determined taking into account certain ownership attribution rules). The Board of Directors may waive the percentage ownership limit for certain entities (but not individuals) if it is satisfied that ownership in excess of this limit will not jeopardize the Company's status as a REIT and the Board of Directors otherwise decides such action is in the best interests of the Company. The Board of Directors has waived the percentage ownership limit in one instance, in the case of an investment adviser which holds Common Stock as the record owner on behalf of other beneficial owners. A transfer of shares of capital stock to a person who, as a result of the transfer, violates the ownership limit will be void. Shares of Common Stock acquired in breach of the limitation will be automatically exchanged for shares of a separate class of stock not entitled to vote or to participate in distributions ("Excess Stock"). In addition, ownership, either directly or indirectly under the applicable attribution rules of the Code, of stock in excess of the ownership limit generally will result in the conversion of those shares into Excess Stock. The Company will direct a holder of Excess Stock to sell such stock to the Company for the lesser of the price paid or the average closing price for the five trading days preceding the sale or to sell such stock to a person whose ownership of the stock does not violate the ownership limit. See "Description of Common Stock--Restrictions on Transfer; Excess Stock" for additional information regarding the ownership limits.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

    TAX CONSEQUENCES OF THE FAILURE OF THE COMPANY TO QUALIFY AS A REIT. A qualified REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders as long as it distributes currently at least 95% of its taxable income (excluding net capital gain). The Company believes it is qualified as a REIT, but no assurance can be given that it will be able to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly or partially beyond the Company's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations, or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the federal income tax consequences of such qualification.

    Among the requirements for REIT qualification are that the value of any one issuer's securities held by a REIT may not exceed 5% of the value of the REIT's total assets on certain testing dates, and that a REIT may not own more than 10% of any one issuer's outstanding voting securities. See "Federal Income Tax Considerations--Requirements for Qualification--Asset Tests." The Company and its senior management believe that the value of the securities of each of the Property Service Businesses will be less than 5% of the value of the Company's total assets, based on its analysis of the operating cash flows of each of the Property Service Businesses, but there can be no assurance that the IRS might not contend otherwise, or that all or some of the Property Service Businesses should be considered a single corporation for purposes of the 5% value limitation and that the value of the securities of that corporation exceeds the 5% limitation, or that the nonvoting stock of one or more of the Property Service Businesses should be considered "voting securities" for purposes of the 10% limitation.

    If the Company fails to satisfy the 5% value requirement or the 10% ownership limit or otherwise fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification is lost. The additional tax would significantly reduce the cash flow available for distributions by the Company to its shareholders. See "Federal Income Tax--Considerations Taxation of the Company."

    REIT DISTRIBUTION REQUIREMENTS AND POTENTIAL IMPACT OF BORROWINGS. To obtain the favorable tax treatment associated with REITs qualifying under the Code, the Company generally will be required each year to distribute to its shareholders at least 95% of its net taxable income (excluding net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which the sum of certain distributions paid by it with respect to any calendar year and certain amounts retained by it with respect to which it pays federal income tax are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years.

    Differences in timing between the receipt of income, the payment of expenses, and the inclusion of such income and the deduction of such expenses in arriving at taxable income (of the Company or the Operating Partnership), or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments, could require the Company, directly or through the Operating Partnership, to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In such instances, the Company might need to borrow funds in order to avoid adverse tax consequences even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

    CONSEQUENCES OF FAILURE OF THE OPERATING PARTNERSHIP TO QUALIFY AS A PARTNERSHIP. If the IRS were to challenge successfully the tax status of the Operating Partnership or any of its subsidiary partnerships as a partnership for federal income tax purposes, the Operating Partnership or such affected subsidiary partnership would be taxable as a corporation. In such event, since the value of the Company's ownership interest in the Operating Partnership exceeds, and the value of the Operating Partnership's interest in the affected subsidiary partnership could exceed, 5% of the Company's assets, the Company could cease to qualify as a REIT. In addition, the imposition of a corporate tax on the Operating Partnership or any of such subsidiary partnerships would reduce the amount of cash available for distribution to the Company and its shareholders. See "Federal Income Tax Considerations--Tax Aspects of the Company's Investment in the Operating Partnership and Property Service Businesses."

    OTHER TAX LIABILITIES. Notwithstanding the Company's qualification as a REIT, the Company will be subject--through the Operating Partnership and the Property Service Businesses--to certain federal, state and local taxes on its income and property. See "Federal Income Tax Considerations--Tax Aspects of the Company's Investment in the Operating Partnership and Property Service Businesses." In particular, the Company will derive a portion of its operating cash flow from the activities of the Property Service Businesses. While the taxable income of the Property Service Businesses initially has been reduced significantly as a result of interest deductions on promissory notes issued by the Operating Partnership in the Formation Transactions and amortization deductions, the taxable income resulting from the Property Service Businesses will be subject to federal, state and local income tax. In addition, income derived by the Company from Properties located in the District of Columbia will be subject to the District of Columbia Unincorporated Business Tax. See "Federal Income Tax Considerations--Other Tax

Considerations--State and Local Taxes; District of Columbia Unincorporated Business Tax" and "--Tax Aspects of the Company's Investment in the Operating Partnership and Property Service Businesses--Property Service Businesses." Finally, if the Company has net income from any prohibited transaction, such income will be subject to a 100% tax. See "Federal Income Tax Considerations--Requirements for Qualification Gross Income Tests."

POTENTIAL INFLUENCE OF CERTAIN OFFICERS AND DIRECTORS

    The officers and directors of the Company include Messrs. Smith and Kogod. Messrs. Smith and Kogod and their families together beneficially owned approximately 16% of the outstanding Common Stock and Units as of September 30, 1997. Messrs. Smith and Kogod have, and are expected to continue to have, substantial influence on the affairs of the Company, which influence might not be consistent with the interests of other shareholders, and (if their Units were redeemed for Common Stock) on the outcome of any matters submitted to the Company's shareholders for approval.

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent on the efforts of its executive officers and other key members of senior management. Such key members of senior management are Gary
G. Briggs, Senior Vice President, and Chief Operating Officer of Consolidated Engineering Services, Inc. (an affiliate of the Company) and Frederick Wreiden, Senior Vice President and Chief Operating Officer of Smith Management Construction, Inc. (an affiliate of the Company). The loss of the services of one or more of these individuals and the inability of the Company to find a substitute with the same level of expertise and experience could be disruptive to the operations of the Company and could result in an adverse effect on the Company. The Company does not maintain "key-person" life insurance for any of its personnel.

                                  THE COMPANY

    The Company is a self-administered and self-managed equity REIT that is engaged primarily in the acquisition, development, management and operation of multifamily properties in the Washington, D.C. metropolitan area. The Company, together with its subsidiaries, is a fully integrated real estate organization with in-house acquisition, development, financing, marketing and property management and leasing expertise. The Company's primary strategy for growth is to acquire, develop, own and manage high quality multifamily properties for long-term income generation and value appreciation.

    The Company is the sole general partner of and held approximately 50.15% of the Units in the Operating Partnership as of September 30, 1997. The other Limited Partners of the Operating Partnership are the former limited and general partners of the Former Property Partnerships and the former owners of the property service businesses acquired by the Operating Partnership at the time of its formation in June 1994 or thereafter. All of the Company's properties, property interests, and business assets are owned by, and its operations conducted through, the Operating Partnership and its subsidiaries. In addition, the Operating Partnership owns 100% of the nonvoting common stock, which represents 99% of the total economic interest of the Property Service Businesses, which provide property services to the properties owned by the Operating Partnership and to other multifamily, retail, and office properties. The three Property Service Businesses are: Smith Realty Company, which provides management, leasing, financing, and insurance services; Consolidated Engineering Services, Inc., which provides engineering and technical services; and Smith Management Construction, Inc., which provides tenant construction and renovation services. As the sole general partner of the Operating Partnership, the Company has the exclusive power to manage and conduct the business of the Operating Partnership, subject to the consent of the holders of Units in connection with the sale of all or substantially all of the assets of the Operating Partnership.

    As of October 10, 1997, the Company, through the Operating Partnership, owned 47 Multifamily Properties and two Retail Properties, a substantial majority of which are located in the Washington, D.C. metropolitan area.

    The Company's executive offices are located at 2345 Crystal Drive, Crystal City, Arlington, Virginia 22202, and its telephone number is (703) 920-8500. The Company is a Maryland corporation formed in 1993. The Operating Partnership is a Delaware Limited Partnership formed in 1993; it commenced business operations on June 30, 1994.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The authorized capital stock of the Company consists of 145,000,000 shares of capital stock, $.01 par value, of which 95,000,000 shares are classified as Common Stock, 45,000,000 shares are classified as Excess Stock, 3,860,067 shares are classified as Preferred Stock and 1,139,933 shares are not classified. Under the Company's Charter, the Board of Directors may issue, without any further action by the shareholders, shares of capital stock in one or more series having such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as the Board of Directors may determine and as may be evidenced by articles supplementary to the Charter adopted by the Board of Directors. The following description of the terms and provisions of the shares of capital stock of the Company and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Maryland law and the Company's Charter.

    Each holder of Common Stock is entitled to one vote at shareholder meetings for each share of Common Stock held. Neither the Charter nor the Bylaws provide for cumulative voting for the election of directors. Subject to the prior rights of any series of preferred stock that may be classified and issued, holders of the Common Stock of the Company are entitled to receive, pro-rata, such dividends as may be declared by the Board of Directors out of funds legally available therefor, and are also entitled to share, pro-rata, in any other distributions to shareholders. The Company pays quarterly dividends on its Common Stock and it expects to continue to do so. The Company depends upon distributions from the Operating Partnership to fund its dividends to shareholders.

    There are no redemption or sinking fund provisions and no direct limitations in any indenture or agreement on the payment of dividends.

    Holders of Common Stock do not have any preemptive rights or other rights to subscribe for additional shares.

CLASSIFICATION AND REMOVAL OF BOARD OF DIRECTORS; OTHER PROVISIONS

    The Charter of the Company provides for the Board of Directors to be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of the directors. The terms of office of one class of directors (2 directors) will expire at the 1998 annual meeting of shareholders; the term of the next class of directors (2 directors) will expire at the 1999 annual meeting of shareholders; and the term of the third class of directors (3 directors) will expire at the 2000 annual meeting of shareholders. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three year term, and the directors in the other two classes will continue in office. Because holders of Common Stock have no right to cumulative voting for the election of directors, at each annual meeting of shareholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

    The Charter also provides that, except for any directors who may be elected by holders of a class or series of capital stock other than Common Stock, directors may be removed only for cause and only by the affirmative vote of shareholders holding at least 80% of all the votes entitled to be cast for the election of directors. Vacancies on the Board of Directors may be filled by the affirmative vote of the remaining directors and, in the case of a vacancy resulting from the removal of a director, by the shareholders by a majority of the votes entitled to be cast for the election of directors. A vote of shareholders holding at least 80% of all the votes entitled to be cast thereon is required to amend, alter, change, repeal or adopt any provisions inconsistent with the foregoing classified board and director removal provisions. Under the Charter, the power to amend the Bylaws of the Company is vested exclusively in the Board of Directors, and the shareholders will not have any power to adopt, alter or repeal the Bylaws absent amendment to the Charter. These provisions may make it more difficult and time consuming to change majority control of the Board of Directors of the Company and, thus, reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company or the removal of incumbent management.

    Because the Board of Directors has the power to establish the preferences and rights of additional series of capital stock without further shareholder vote, the Board of Directors may afford the holders of any series of senior capital stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of any such senior capital stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors, however, currently does not contemplate the issuance of any series of capital stock other than the Common Stock and Excess Stock (see "-- Restrictions on Transfer; Excess Stock" below).

SPECIAL STATUTORY REQUIREMENTS FOR CERTAIN TRANSACTIONS

    BUSINESS COMBINATION STATUTE. The MGCL establishes special requirements with respect to "business combinations" between Maryland corporations and "interested shareholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a Company and an interested shareholder and requires a supermajority vote for such transactions after the end of the five-year period.

    "Interested Shareholders" are all persons owning beneficially, directly or indirectly, more than 10% of the outstanding voting stock of the Maryland corporation. "Business Combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to Interested Shareholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an Interested Shareholder or its affiliates for a period of five years after the date on which the shareholder first became an Interested Shareholder. Thereafter, the transaction may not be consummated unless recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the Interested Shareholder. A Business Combination with an Interested Shareholder that is approved by the board of directors of a Maryland corporation at any time before an Interested Shareholder first becomes an Interested Shareholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Shareholders. Any such amendment is not effective until 18 months after the vote of shareholders and does not apply to any Business Combination of a corporation with a shareholder who was an Interested Shareholder on the date of the shareholder vote.

    As permitted by Maryland law, the Company has exempted from the Maryland business corporation statute any Business Combination with Messrs. Smith or Kogod, and all persons, firms and corporations affiliated with, or acting in concert or as a group with, either of them, as well as any Business Combination that involves the redemption of Units for shares of Common Stock.

    CONTROL SHARE ACQUISITION STATUTE. Maryland law imposes limitations on the voting rights in a "control share acquisition." The Maryland statute defines a "control share acquisition" at the 20%, 33-1/3% and 50% acquisition levels, and requires a 2/3 shareholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to stock acquired in a control share acquisition. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquirer generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person (a) posts a bond for the cost of a meeting and
(b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or by-laws provide otherwise, the statute gives the Maryland corporation, within certain time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an acquiring person statement is not delivered to the target within 10 days following a control share acquisition. Moreover, unless the charter or by-laws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares that result in the acquiring person having majority voting power, then minority shareholders have appraisal rights. An acquisition of shares may be exempted from the control share statute, provided that a charter or bylaw provision is adopted for such purpose prior to the control share acquisition. Pursuant to the foregoing, the Company's Charter provides that any acquisition of shares of capital stock of the Company that is not prohibited by the terms of the restrictions on transfer described below under "-- Restrictions on Transfer; Excess Stock" is exempted from the provisions of the control share acquisition statute.

RESTRICTIONS ON TRANSFER; EXCESS STOCK

    OWNERSHIP LIMITS. The Charter contains certain restrictions on the number of shares of capital stock that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first taxable year in which the Company qualifies as a REIT). In addition, the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year (together with the restriction referred to in the preceding sentence, the "Existing Holder Limit"). The Charter of the Company contains restrictions on the acquisition of capital stock, including Common Stock, which are intended to ensure compliance with these requirements.

    Subject to certain exceptions specified in the Charter, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") in number or value of the issued and outstanding shares of Common Stock. The Board of Directors in its discretion may waive the Ownership Limit or the Existing Holder Limit with respect to a holder that is an entity (but not an individual) if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

    Messrs. Smith and Kogod, members of their families and entities that they control are subject to the Ownership Limit, and they also are subject to certain additional special ownership limitations. Messrs. Smith and Kogod, members of their families and entities that they control are prohibited from acquiring additional shares of Common Stock (or rights to acquire shares), if, as a result of, and giving effect to, such acquisition, any tenant would be regarded as a Related Party Tenant for purposes of Section 856(b)(2)(B) of the Code (see "Federal Income Tax Considerations -- Requirements for Qualification --Gross Income Tests") and the Company would be considered to receive more than 0.5% of its gross annual revenue from Related Party Tenants.

    Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's stock if such ownership or acquisition (i) would cause more than 50% in value of the Company's outstanding stock to be owned, either directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in the Company's stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in the Company failing to qualify as REIT.

    If any shareholder purports to transfer shares to a person and either the transfer would result in the Company failing to qualify as a REIT, or such transfer would cause the transferee to hold shares in excess of more than the applicable Ownership Limit or Existing Holder Limit, the purported transfer shall be null and void, and the intended transferee will acquire no rights or economic interest in the shares, and the shareholder will be deemed to have transferred the shares of Common Stock to the Company in exchange for shares of Excess Stock, which will be deemed to be held by the Company as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership limit. In addition, if any person owns, either directly or constructively under the applicable attribution rules of the Code, shares of capital stock in excess of the applicable Ownership Limit, such person will be deemed to have exchanged the shares of capital stock that cause the Ownership Limit to be exceeded for an equal number of shares of Excess Stock, which will be deemed to be held by the Company as trustee of a trust for the exclusive benefit of the person or persons to whom the share can be transferred without violating the Ownership Limit.

    A person who holds or transfers shares such that shares of capital stock shall have been deemed to be exchanged for Excess Stock will not be entitled to vote the Excess Stock and will not be entitled to receive any dividends or distributions (any dividend or distribution paid on shares of capital stock prior to the discovery by the Company that such shares have been exchanged for Excess Stock shall be repaid to the Company upon demand, and any dividend or distribution declared but unpaid shall be rescinded). Such person shall have the right to designate a transferee of such Excess Stock so long as consideration received for designating such transferee does not exceed a price that is equal to the lesser of (i) in the case of a deemed exchange for Excess Stock resulting from a transfer, the price paid for the shares in such transfer or, in the case of a deemed exchange for Excess Stock resulting from some other event, the fair market value, on the date of the deemed exchange, of the shares deemed exchanged, and (ii) the fair market value of the shares for which such Excess Stock will be deemed to be exchanged on the date of the designation of the transferee. For these purposes, fair market value on a given date is determined by reference to the average closing price for the five preceding days. The share of Excess Stock so transferred will automatically be deemed to be exchanged for shares of capital stock. Excess Stock may be purchased by the Company for the lesser of the price paid or the average closing price for the five days immediately preceding such purchase. The Company may elect to redeem the Excess Stock for Units.

    If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decisions, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Company.

    All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

    Every owner (or deemed owner) of more than 5% (or such lower percentage as required by the Code or regulations thereunder) in number or value of the issued and outstanding shares of capital stock, including Common Stock, must file a written notice with the Company containing the information specified in the Charter no later than January 31 of each year. In addition, each shareholder shall be required upon demand to disclose to the Company in writing such information as the Company may request in order to determine the effect on the Company's status as a REIT of such shareholder's direct, indirect and constructive ownership of the shares.

    The foregoing ownership limitations also may have the effect of preventing or hindering any attempt to acquire control of the Company without the consent of the Board of Directors.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent, Registrar and Dividend Disbursing Agent for the shares of Common Stock is First Union National Bank of North Carolina.

                              DESCRIPTION OF UNITS

GENERAL

    Holders of Units (including the Company in its capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership.

    The Operating Partnership has two classes of Units: (i) Class A Units are Units that were issued to Limited Partners in connection with the formation of the Operating Partnership, the Initial Offering and related transactions, and any Units issued thereafter that are not designated as Class B Units, and (ii) Class B Units are Units issued to Limited Partners admitted after June 30, 1994 in exchange for their contribution to the Operating Partnership of real property or other assets, unless the Company elects to issue Class A Units. With the exception of distributions (as described under "Distributions; Allocations of Income and Loss--Class A Units; Class B Units"), restrictions on transfer (as described under "Restrictions on Transfer of Units by Limited Partners"), and restrictions on redemption (as described under "Redemption of Units"), Class B Units have the same rights, preferences, powers and duties as Class A Units. All references herein to Units include both Class A Units and Class B Units, unless otherwise indicated.

    Holders of Units have the rights of Limited Partners under the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the "Act"). The Units are not listed on any exchange or quoted on any national market system. Set forth below is a discussion of the current rights of redeeming Unit holders. The Partnership Agreement imposes certain restrictions on the transfer of Units, also as described below.

DISTRIBUTIONS; ALLOCATIONS OF INCOME AND LOSS


    DISTRIBUTIONS GENERALLY. The Partnership Agreement provides for the quarterly distribution of Available Cash, as determined in the manner provided in the Partnership Agreement. If no Class B Units are issued and outstanding during a quarter, Available Cash is distributed for such quarter to the holders of Class A Units on the record date for such quarter in proportion to their percentage interests in the Operating Partnership. "Available Cash" is generally defined as net income plus depreciation and other adjustments minus reserves, principal payments on debt and capital expenditures and other adjustments. Neither the Company nor the Limited Partners are entitled to any preferential or disproportionate distributions of Available Cash. Each Unit generally receives distributions in the same amount paid on each share of Common Stock.


    CLASS A UNITS; CLASS B UNITS. If Class B Units are issued and outstanding for any portion of a quarter, Available Cash for such quarter is distributed among holders of Class A Units (which includes the Company) and Class B Units on the applicable record date in accordance with their percentage interests in the Operating Partnership and the weighted average number of days during the quarter that the Class A Units and Class B Units, respectively, were issued and outstanding. Class A Units are always treated for this purpose as having been outstanding for the entire quarter regardless of when they are issued. Consequently, Limited Partners holding Class A Units (which includes the Company) on the applicable record date will receive distributions of Available Cash in accordance with their percentage interests in the Operating Partnership for the entire quarter.

Limited Partners holding Class B Units on the applicable record date will receive distributions of Available Cash in accordance with their percentage interests in the Operating Partnership for the weighted average number of days during that quarter for which such Limited Partners held their Class B Units. Holders of Class B Units who are admitted to the Operating Partnership between the end of a quarter and the record date applicable to distributions for such quarter will not receive any distributions with respect to the preceding quarter, but will receive distributions of Available Cash with respect to the portion of the quarter in which their Class B Units were issued. Each Class B Unit will be converted automatically into a Class A Unit on the day immediately following the record date for distributions with respect to the quarter in which the Class B Units were issued.

    ALLOCATIONS OF INCOME AND LOSS. The Partnership Agreement provides that if the Operating Partnership operates at a net loss, net losses shall be allocated to the Company and the Limited Partners in proportion to their respective percentage interests in the Operating Partnership, provided that net losses that would have the effect of creating a deficit balance in a Limited Partner's capital account (as specially adjusted for such purpose) ("Excess Losses") will be reallocated to the Company, as general partner of the Operating Partnership. The Partnership Agreement also provides that, if the Operating Partnership operates at a net profit, net income shall be allocated first to the Company to the extent of Excess Losses with respect to which the Company has not previously been allocated net income, and any remaining net income shall be allocated in proportion to the respective percentage interests of the Company and the Limited Partners.

LIABILITY OF GENERAL PARTNER AND LIMITED PARTNERS

    The Company, as general partner of the Operating Partnership, is liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership and to the extent that the assets of the Operating Partnership are not sufficient for payment thereof (except for certain tort liabilities, for which the general partner has joint and several liability). The Operating Partnership is required to reimburse the Company in the event it pays any obligations of the Operating Partnership. The Company is not liable for the nonrecourse obligations of the Operating Partnership.

    The Limited Partners are not required to make additional contributions to the Operating Partnership. Assuming that a Limited Partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of the Limited Partner for obligations of the Operating Partnership under the Partnership Agreement and the Act are limited, subject to certain possible exceptions, generally to the loss of the Limited Partner's investment in the Operating Partnership represented by his Units. Under the Act, a Limited Partner may not receive a distribution from the Operating Partnership if, at the time of the distribution and after giving effect thereto, the liabilities of the Operating Partnership (other than liabilities to parties on account of their interests in the Operating Partnership and liabilities for which recourse is limited to specified property of the Operating Partnership) exceed the fair value of the Operating Partnership's assets (other than the fair value of any property subject to nonrecourse liabilities of the Operating Partnership but only to the extent of such liabilities). The Act provides that a Limited Partner who receives a distribution knowing at the time that it violates the foregoing prohibition is liable to the Operating Partnership for the amount of the distribution. Unless otherwise agreed, such a Limited Partner will not be liable for the return of such distribution after the expiration of three years from the date of such distribution.

    The Operating Partnership is qualified to conduct business in the District of Columbia, the State of Maryland and the Commonwealth of Virginia, and may qualify to conduct business in the future in certain other jurisdictions. Maintenance of limited liability may require compliance with certain legal requirements of those jurisdictions and certain other jurisdictions. Limitations on the liability of a Limited Partner for the obligations of a Limited Partnership have not been clearly established in many jurisdictions. Accordingly, if it were determined that the right, or exercise of the right by the Limited Partners, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "control" of the Operating Partnership's business for the purposes of the statutes of any relevant jurisdiction, the Limited Partners might be held personally liable for the Operating Partnership's obligations.
The Operating Partnership will operate in a manner that the general partner deems reasonable, necessary and appropriate to preserve the limited liability of the Limited Partners.

SALES OF ASSETS

    Under the Partnership Agreement, the Company generally has the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership will be sold. A sale of all or substantially all of the assets of the Operating Partnership (or a merger of the Operating Partnership with another entity), however, requires an affirmative vote of a majority of the outstanding Units (including Units held by the Company).

REMOVAL OF THE GENERAL PARTNER; TRANSFER OF THE GENERAL PARTNER'S INTEREST

    The Partnership Agreement provides that the Limited Partners may not remove the Company as general partner of the Operating Partnership. The Company may not transfer any of its interests as general or limited partner in the Operating Partnership except in connection with a merger or sale of all or substantially all of its assets. The Company also may not sell all or substantially all of its assets, or enter into a merger unless the sale or merger includes the sale of all or substantially all of the assets of, or the merger of, the Operating Partnership with partners of the Operating Partnership receiving substantially the same consideration as holders of shares of Common Stock.

RESTRICTIONS ON TRANSFER OF UNITS BY LIMITED PARTNERS

    Limited Partners who hold Class A Units may transfer such Units to members of the immediate family, any trust set up for the benefit of members of the immediate family, or any partnership consisting only of members of the immediate family, but may not transfer such Units to any other person without obtaining the prior written consent of the general partner, which consent may be withheld in the sole and absolute discretion of the general partner. Subject to compliance with federal and state securities law restrictions, Limited Partners who hold Class B Units may transfer their Class B Units to members of the immediate family, any trust set up for the benefit of members of the immediate family, or any partnership consisting only of members of the immediate family, but may not transfer such Units to any other persons without obtaining the prior written consent of the general partner, which consent may be withheld in the sole and absolute discretion of the general partner. In addition, all transfers of Units are subject to the requirement that the holder obtain an opinion of legal counsel to the Operating Partnership that the transfer would not (a) result in the Operating Partnership's being treated as an association taxable as a corporation for federal income tax purposes; (b) result in the termination of the Operating Partnership for federal income tax purposes; or (c) adversely affect the ability of the Company to continue to qualify as a REIT or subject the Company to any additional taxes under the Code. No transfer, however, may be effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of the Code. Limited Partners who hold Class B Units (or Class A Units into which Class B Units were converted) will be subject, in addition to the limitations set forth above, to such restrictions on transfer as may be set forth in the contribution agreement or Partnership Agreement amendment pursuant to which their capital contributions are made to the Operating Partnership.

    The right of any permitted transferee of Units to become a substitute limited partner is subject to the consent of the general partner, which the general partner may withhold in its sole and absolute discretion. If the general partner does not consent to the admission of a transferee of Units as a substitute limited partner, the transferee will succeed to all economic rights and benefits attributable to such Units (including the right of redemption), but will not become a Limited Partner or possess any other rights of Limited Partners (including the right to vote).

REDEMPTION OF UNITS

    Subject to certain limitations, Limited Partners who hold Class A Units may require that the Operating Partnership redeem their Class A Units by notifying the Operating Partnership. Unless the Company, as general partner of the Operating Partnership, elects to assume and perform the Operating Partnership's redemption obligation, as outlined below, the redeeming Limited Partner will receive cash in an amount equal to the market value of the Units to be redeemed. The market value of a Unit for this purpose is the average of the closing trading price of a share of Common Stock (or substitute information, if no such closing price is available) for the ten trading days before the day on which the redemption notice was given. In lieu of the Operating Partnership's redeeming Units, the Company will have the right to elect to acquire the Units directly from a Limited Partner seeking a redemption, and upon such acquisition, become the owner of the Units. Such an acquisition by the Company will be treated as a sale of the Units to the Company for federal income tax purposes. Upon redemption or the direct acquisition of Units by the general partner, the Limited Partner's right to receive distributions for the Units redeemed will cease. At least 1,000 Units must be redeemed each time the redemption right is exercised (or all remaining Units owned by the Limited Partner if less than 1,000 Units). The redemption generally will occur on the tenth business day after the notice to the Operating Partnership, except that no redemption can occur if delivery of shares of Common Stock would be prohibited under the ownership limit or other provisions of the Company's Articles of Incorporation. In this regard, members of the Smith and Kogod families and entities that they control are prohibited from exercising their right to require the redemption of Units that they hold if the issuance of shares of Common Stock to them by the Company would be prohibited under the special restrictions contained in the Charter that are applicable to their acquisition and ownership of shares.

    Limited Partners who hold Class B Units (or Class A Units into which Class B Units were converted) will not be permitted to redeem their Units for shares of Common Stock or for cash, at the option of the Company, for at least one year following their admission to the Operating Partnership or such longer or shorter term as may be set forth in the contribution agreement pursuant to which their capital contributions are made to the Operating Partnership.

NO WITHDRAWAL BY LIMITED PARTNERS

    No Limited Partner has the right to withdraw from or reduce his or her capital contribution to the Operating Partnership, except as a result of the redemption or transfer of his or her Units pursuant to the terms of the Partnership Agreement.

ISSUANCE OF ADDITIONAL INTERESTS

    The Company is authorized, without the consent of the Limited Partners, to cause the Operating Partnership to issue additional Units (including, without limitation, Class A Units or Class B Units) to itself, to the Limited Partners or to other persons for such consideration and on such terms and conditions as the Company deems appropriate. If additional Units are issued to the Company, then the Company must issue additional shares of Common Stock and must contribute to the Operating Partnership the entire proceeds received by the Company from such issuance. In addition, the Company may cause the Operating Partnership to issue to itself, to the Limited Partners or to other persons additional partnership interests in different series or classes, which may be senior to the Units, for such consideration, on such terms and conditions, and with such designations and preferences as the Company deems appropriate (provided, however, that if such partnership interests are issued to the Company, they must be issued in conjunction with an offering of securities of the Company having substantially similar rights, in which the proceeds thereof are contributed to the Operating Partnership). Consideration for additional partnership interests may be cash or any property or other assets permitted by the Act. No Limited Partner has preemptive, preferential or similar rights with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

MEETINGS; VOTING

    The Partnership Agreement does not provide for annual meetings of the Limited Partners, and the Company does not anticipate calling such meetings. Meetings of the Limited Partners may be called only by the Company, on its own motion or upon written request of Limited Partners owning at least 25% of the Units. Limited Partners may vote either in person or by proxy at meetings. Any action that is required or permitted to be taken by the Limited Partners of the Operating Partnership may be taken either at a meeting of the Limited Partners or without a meeting if consents in writing setting forth the action so taken are signed by Limited Partners owning not less than the minimum Units that would be necessary to authorize or take such action at a meeting of the Limited Partners at which all Limited Partners entitled to vote on such action were present. On matters in which Limited Partners are entitled to vote, each Limited Partner (including the Company to the extent it holds Units) will have a vote equal to the number of Units he or she holds in the Operating Partnership. A transferee of Units who has not been admitted as a substitute Limited Partner of record with respect to such Units will have no voting rights with respect to such Units, even if such transferee holds other Units as to which it has been admitted as a Limited Partner.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

    Amendments to the Partnership Agreement may be proposed by the Company or by Limited Partners owning at least 25% of the Units. Generally, the Partnership Agreement may be amended with the approval of the Company, as general partner, and Limited Partners (including the Company) holding a majority of the Units. Certain amendments that would, among other things, convert a Limited Partner's interest into a general partner's interest; modify the limited liability of a Limited Partner; alter the interest of a partner in profits or losses, or the rights to receive any distributions; alter or modify the redemption right described above; or cause the termination of the Operating Partnership at a time or on terms inconsistent with those set forth in the Partnership Agreement must be approved by the Company and each Limited Partner that would be adversely affected by such amendment. Notwithstanding the foregoing, the Company, as general partner, will have the power, without the consent of the Limited Partners, to amend the Partnership Agreement as may be required to (1) add to the obligations of the Company as general partner or surrender any right or power granted to the Company as general partner; (2) reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Partnership Agreement; (3) establish the rights, powers, duties and preferences of any additional partnership interests issued in accordance with the terms of the Partnership Agreement; (4) reflect a change of an inconsequential nature that does not materially adversely affect the Limited Partners, or cure any ambiguity, correct or supplement any provisions of the Partnership Agreement not inconsistent with law or with other provisions of the Partnership Agreement, or make other changes concerning matters under the Partnership Agreement that are not otherwise inconsistent with the Partnership Agreement or law; or (5) satisfy any requirements of federal or state law. Certain provisions affecting the rights and duties of the Company as general partner (e.g., restrictions on the Company's power to conduct businesses other than owning Units) may not be amended without the approval of a majority of the Units not held by the Company.

DISSOLUTION, WINDING UP AND TERMINATION

    The Operating Partnership will continue until December 31, 2092, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of: (1) the withdrawal of the Company as general partner without the permitted transfer of the Company's interest to a successor general partner (except in certain limited circumstances); (2) the sale of all or substantially all of the Operating Partnership's assets and properties; (3) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Act or the entry of a final order for relief in a bankruptcy proceeding of the general partner; (4) the entry of a final judgment ruling that the general partner is bankrupt or insolvent; (5) (i) from and after June 27, 1994 through December 31, 2013, an election by the Company, unless any Limited Partner who became a Limited Partner on June 30, 1994 and who holds Units issued at such time objects to such dissolution in writing, (ii) from and after January 1, 2014 through December 31, 2043, an election by the Company, unless Limited Partners who became Limited Partners on June 30, 1994 and who hold at least five percent (5%) of the Units issued at such time object to such dissolution in writing and (iii) on or after January 1, 2044, an election by the Company, in its sole and absolute discretion. Upon dissolution, the Company, as general partner, or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.

                        SHARES AVAILABLE FOR FUTURE SALE


    Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. The Company is authorized to issue 95,000,000 shares of Common Stock. As of October 7, 1997, the Company had outstanding 14,895,693 shares of Common Stock. As of October 7, 1997, the Company had reserved for possible issuance upon redemption of Units approximately 18.7 million additional shares of Common Stock. 13,609,928 shares issuable upon any future redemption of Units, or issuable under employee benefit plans, will be tradable without restriction under the Securities Act pursuant to the Registration Statements on Form S-8 filed by the Company in August, 1994, on Form S-3 filed by the Company in June 1995 and July 1996, respectively or the Registration Statement of which this Prospectus is a part. As of October 7, 1997, an additional 14,895,693 Units are eligible to be redeemed for cash or, at the Company's election, shares of Common Stock (such shares will be restricted from sale in the public market unless registered under the Securities Act). In addition, 1,000,000 shares have been reserved for issuance under the Company's Dividend and Distribution Investment and Share Purchase Plan, which plan was registered with the Commission on December 22, 1995. Also, the Company currently has on file with the Commission an effective registration statement which would allow the sale of up to $112 million in unspecified securities, including shares of Common Stock and securities convertible into shares of Common Stock.



    The Company also has established the Plans for the purpose of attracting and retaining executive officers and other key employees. As of September 30, 1997, options to purchase up to 915,000 Units have been granted, 104,000 Units (44,000 of which are restricted securities) have been issued to executive officers, directors and certain key employees and 1,971,543 additional Units or shares of Common Stock were reserved for future issuance under the Plans. As described elsewhere herein, Units are redeemable for cash or shares of Common Stock in certain circumstances.


    No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Common Stock (including shares issued upon the redemption of Units or the exercise of options), or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

                              SELLING SHAREHOLDERS


    The Secondary Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below. As described elsewhere herein, "Selling Shareholders" are only (i) those persons who acquired Original Restricted Shares and Original Affiliate Shares in the Formation Transactions and (ii) those persons who may receive Redemption Shares upon redemption of Units and who may be affiliates of the Company.



    The registration of Redemption Shares hereunder does not constitute a determination that the holders of Units who are affiliates of the Company have a right to require redemption of such Units. As noted above, see "Description of Units--Redemption of Units," the rights of the Smith and Kogod families and entities they control to redeem Units is subject to certain special limitations. The Company has not made a determination as to whether or the extent to which, the redemption of such Units would be permitted under such limitations. Resales of Redemption Shares issued pursuant to this Prospectus to persons who are not at the time of redemption affiliates of the Company will not be restricted under the Securities Act. Holders of Original Units who are not affiliates of the Company are therefore not included herein as Selling Shareholders.



    The following table provides the names of and the number of shares of Common Stock or Units known to the Company to be owned by each Selling Shareholder as of October 21, 1997. As indicated in the footnotes, the number of shares includes the number of shares of Common Stock into which Units held by the Selling Shareholders are redeemable. Each Selling Shareholder may sell any or all of the shares of Common Stock included herein, but the Company cannot estimate the number of shares that may be offered and sold, or that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates.



    The number of Redemption Shares being registered pursuant to the Registration Statement of which this Prospectus forms a part represents the Company's estimate of the aggregate number of shares of Common Stock that the Company will elect to issue upon redemption of Units that are tendered for redemption by the holders thereof in the foreseeable future.



                                                                                                 NUMBER OF       NUMBER OF
                                                                                                SHARES AND/OR    SHARES THAT
NAME                                                                                             UNITS OWNED   MAY BE OFFERED
----------------------------------------------------------------------------------------------  -------------  ---------------

Charles E. Smith Management, Inc.(1)..........................................................     1,877,857       1,877,857
Charles E. Smith Management Construction, Inc.(1).............................................       385,417         385,417
Charles E. Smith Service Co.(1)...............................................................       179,906         179,906
Conserv Inc.(1)...............................................................................       413,844         413,844
Robert H. Smith (2)...........................................................................     3,134,410       3,098,445
Robert P. Kogod (3)...........................................................................     3,051,583       3,022,311
Ernest A. Gerardi, Jr. (4)....................................................................       201,000         201,000
Leslie S. Kogod (5)...........................................................................       205,967          41,666
Lauren S. Kogod (6)...........................................................................       205,976          41,666
Stuart A. Kogod (7)...........................................................................       205,967          41,666
Harriet K. Bobb (8)...........................................................................        36,271          31,250
David B. Smith (9)............................................................................       266,421          14,583
Elizabeth M. Smith (10).......................................................................         8,121           7,291
Betty Chasen (11).............................................................................        29,404           4,166
Gerald Chasen (12)............................................................................        16,117           4,166
Stacy Liss (13)...............................................................................        56,042           7,292
Michael Liss (14).............................................................................        55,818           4,166



------------------------


(1) Consists solely of Units. A portion of the Units may not be tendered for redemption by the Selling Shareholder or redeemed by the Company for cash or shares of Common Stock except upon the instruction of a lender to the Selling Shareholder (such loan being unrelated to Company business) in the event of a default in the underlying obligation or upon the prior written consent of such lender; no default exists at the time of the filing of this Registration Statement. These Units (or shares of Common Stock that may be issued upon redemption of such Units) are also listed in the table as beneficially owned and offered by each of Messrs. Smith and Kogod. See notes 2 and 3 below.



(2) The aggregate amount of shares of Common Stock indicated in the table as beneficially owned by Robert H. Smith consists of (i) 200 shares of Common Stock directly owned by him, (ii) 90,732 Units directly owned by him,
    (iii) 145,500 shares of Common Stock owned directly or indirectly by his spouse, Clarice Smith, (iv) 40,954 Units owned directly by Clarice Smith,
    (v) 2,857,024 Units owned by corporations wholly owned by Messrs. Smith and Kogod and/or their spouses. The Units owned by these corporations are reported three times in the table, once as beneficially owned by Robert Smith, again as beneficially owned by Robert Kogod, and again in the name of the corporations and also include all of the Units (or shares that may be issued upon redemption of such Units) listed in the table as beneficially owned and offered by Charles E. Smith Management, Inc., Charles E. Smith Management Construction, Inc., Charles E. Smith Service Co. and Conserv Inc.



(3) The aggregate amount of shares of Common Stock indicated in the table as beneficially owned by Robert P. Kogod consists of (i) 52,185 shares of Common Stock directly owned by him, (ii) 57,464 Units directly owned by him,
    (iii) 52,185 shares of Common Stock owned directly or indirectly by his spouse, Arlene Kogod, (iv) 32,725 Units owned directly by Arlene Kogod, and
    (v) 2,857,024 Units owned by corporations wholly owned by Messrs. Smith and Kogod and/or their spouses. The Units owned by these corporations are reported three times in the table, once as beneficially owned by Robert Smith, again as beneficially owned by Robert Kogod, and again in the name of the corporations and also include all of the Units (or shares that may be issued upon redemption of such Units) listed in the table as beneficially owned and offered by Charles E. Smith Management, Inc., Charles E. Smith Management Construction, Inc., Charles E. Smith Service Co. and Conserv Inc.



(4) Consists of 51,000 Units owned by Mr. Gerardi and his wife and options to purchase 150,000 Units.



(5) Consists of 77,960 shares of Common Stock and 128,007 Units.



(6) Consists of 77,966 shares of Common Stock and 128,010 Units.



(7) Consists of 77,931 shares of Common Stock and 128,036 Units.



(8) Consists of 31,250 shares of Common Stock and 5,021 Units.



(9) Consists of 15,433 shares of Common Stock owned directly by David B. Smith, 215,827 Units owned directly by him, and 35,161 Units owned by a trust for Mr. Smith's benefit.



(10) Consists solely of shares of Common Stock.



(11) Consists of 4,166 shares of Common Stock and 25,238 Units.



(12) Consists of 4,166 shares of Common Stock and 11,951 Units.



(13) Consists of 48,750 Units owned by a trust and 7,292 shares of Common Stock owned by a trust for the benefit of Ms. Liss.



(14) Consists of 51,652 Units owned by a trust and 4,166 shares of Common Stock owned by a trust for the benefit of Mr. Liss.


                              REDEMPTION OF UNITS

GENERAL

    Each Limited Partner may, subject to certain limitations, require that the Operating Partnership redeem his or her Units, by delivering a notice to the Operating Partnership. Upon redemption, such Limited Partner will receive, with respect to each Unit tendered, cash in an amount equal to the market value of one share of Common Stock of the Company (subject to certain anti-dilution adjustments). The market value of the Common Stock for this purpose will be equal to the average of the closing trading price of the Company's Common Stock for the ten trading days before the day on which the redemption notice was received by the Operating Partnership. The Operating Partnership Agreement provides that if such trading information is not available, another method which the General Partner of the Operating Partnership considers appropriate, in its reasonable judgment, shall be used to determine the value of the Common Stock. The Operating Partnership Agreement does not specify alternative valuation methodologies. The valuation methodology to be used will depend upon all of the facts and circumstances at the time.

    In lieu of the Operating Partnership redeeming Units for cash, the Company, as general partner of the Operating Partnership, has the right to assume directly and satisfy the redemption right of a Limited Partner described in the preceding paragraph. The Company currently anticipates that it generally will elect to assume directly and satisfy any redemption right exercised by a Limited Partner through the issuance of shares of Common Stock (the Redemption Shares), whereupon the Company will acquire the Units being redeemed and will become the owner of the Units. However, the determination whether to pay cash or issue shares of Common Stock upon redemption of Units will be made by the Company at the time Units are tendered for redemption. Any such determination will be made based on all of the facts and circumstances at the time, primarily including the availability of cash, whether the acquisition of Units for cash is a good investment and the market price of shares of Common Stock. Any such acquisition of Units by the Company will be treated as a sale of the Units to the Company for Federal income tax purposes. See "--Tax

Consequences of Redemption" below. Upon redemption, such Limited Partner's right to receive distributions with respect to the Units redeemed will cease (but if such right is exchanged for Redemption Shares, the Limited Partner will have rights as a shareholder of the Company from the time of its acquisition of the Redemption Shares).

    A Limited Partner must notify the Company, as the general partner of the Operating Partnership, of his or her desire to require the Operating Partnership to redeem Units by sending a notice in the form attached as an exhibit to the Partnership Agreement, a copy of which is available from the Company. A Limited Partner must request the redemption of at least 1,000 Units (or all of the Units held by such holder, if less). The redemption generally will occur on the tenth business day after the notice is delivered by the Limited Partner, except that no redemption can occur if the delivery of Redemption Shares would be prohibited under the provisions of the Articles of Incorporation designed to protect the Company's qualification as a REIT.

TAX CONSEQUENCES OF REDEMPTION


    The following discussion summarizes the material federal income tax considerations that may be relevant to a Limited Partner who exercises his right to require the redemption of his or her Units.


    TAX TREATMENT OF REDEMPTION OF UNITS. If the Company assumes and performs the redemption obligation, the Partnership Agreement provides that the redemption will be treated by the Company, the Operating Partnership and the redeeming Limited Partner as a sale of Units by such Limited Partner to the Company at the time of such redemption. (A Limited Partner's right to require the redemption of Units is referred to as the "Redemption Right.") In that event, such sale will be fully taxable to the redeeming Limited Partner and such redeeming Limited Partner will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Common Stock received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

    If the Company does not elect to assume the obligation to redeem a Limited Partner's Units, the Operating Partnership will redeem such Units for cash. If the Operating Partnership redeems Units for cash that the Company contributes to the Operating Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming Limited Partner would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

    If, instead, the Operating Partnership chooses to redeem a Limited Partner's Units for cash that is not contributed by the Company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the Operating Partnership redeems less than all of a Limited Partner's Units, the Limited Partner would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of Operating Partnership nonrecourse liabilities allocable to the redeemed Units, exceeded the Limited Partner's adjusted basis in all of such Limited Partner's Units immediately before the redemption.

    TAX TREATMENT OF DISPOSITION OF UNITS BY LIMITED PARTNER GENERALLY. If a Unit is redeemed in a manner that is treated as a sale of the Unit, or a Limited Partner otherwise disposes of a Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such Unit. See "Basis of Units" below. Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property received (e.g., Redemption Shares) plus the portion of the Operating Partnership's nonrecourse liabilities allocable to the Unit sold. To the extent that the amount exceeds the Limited Partner's basis for the Unit disposed of, such Limited Partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property
(e.g., Redemption Shares) received upon such disposition.

    Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit attributable to a Limited Partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

    Pursuant to the Taxpayer Relief Act of 1997 (the "1997 Act") and as described more fully below in "Federal Income Tax Considerations--Recent Legislation--Capital Gain Rates," for individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange occurring after July 28, 1997 of a long-term capital asset (i.e., a capital asset held for more than 18 months) has been reduced to from 28% to 20%, and the maximum rate for mid-term capital assets (i.e., capital assets held for more than one year but not more than 18 months) remains at 28%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the prior deductions for "unrecaptured Section 1250 gain" (that is depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules).

    The 1997 Act provides the IRS with authority to issue regulations that could, among other things, apply these rates on a look-through basis in the case of "pass-through" entities such as the Company. The IRS has not yet issued such regulations, and if it does not issue such regulations in the future, the rate of tax that would apply to the disposition of a Unit by an individual, trust or estate would be determined based upon the period of time over which such individual, trust or estate held such Unit, i.e., whether the Unit is a long-term capital asset, a mid-term capital asset, or a short-term capital asset. No assurances, however, can be provided that the IRS will not issue regulations that would provide that the rate of tax that would apply to the disposition of a Unit by an individual, trust or estate would be determined based upon the nature of the assets of the Operating Partnership and the periods of time over which the Operating Partnership held such assets. Moreover, no assurances can be provided that such regulations would not be applied retroactively. If such regulations were to apply to the disposition of a Unit, any gain on such disposition likely would be treated partly as gain from the sale of a long-term capital asset, partly as gain from the sale of a mid-term capital asset, and partly as gain from the sale of a short-term capital asset, and it also would be treated partly as gain from the sale of depreciable real property.

    BASIS OF UNITS. In general, a Limited Partner who received Units in exchange for contributing an interest in a partnership had an initial tax basis in such Units ("Initial Basis") equal to his or her basis in the contributed partnership interest. A Limited Partner's Initial Basis in his or her Units generally is increased by (a) such Limited Partner's share of Operating Partnership taxable income and (b) increases in his or her share of the liabilities of the Operating Partnership (including any increase in his or her share of nonrecourse liabilities). Generally, such Partner's basis in his or her Units is decreased (but not below zero) by (i) his or her share of Operating Partnership distributions, (ii) decreases in his or her share of liabilities of the Operating Partnership (including any decrease in his or her share of nonrecourse liabilities of the Operating Partnership occurring in connection with the acquisition of Charter Oak or subsequently), (iii) his or her share of losses of the Operating Partnership, and (iv) his or her share of nondeductible expenditures of the Operating Partnership that are not chargeable to capital.

    EFFECT OF THE INSTITUTIONAL LOAN GUARANTEE. In connection with the acquisition of their Units, certain Limited Partners joined in the Institutional Loan Guarantee. If, and to the extent that, the amount for which such a Limited Partner is liable under the Institutional Loan Guarantee is included in the Limited Partner's basis in Units that are sold or transferred (including pursuant to the Redemption Right), the Limited Partner will be treated as receiving an additional amount of cash equal to the amount of such liability included in determining such basis. Hence, in analyzing the amount of gain that would be recognized upon a disposition of Units, a Limited Partner who is a party to the Institutional Loan Guarantee must either (i) exclude from the basis for such Units any amount attributable to the Institutional Loan Guarantee (which could result in the Limited Partner having a "negative" basis with respect to such Units), or (ii) include as additional proceeds that will be realized on such disposition an amount equal to the amount included in basis that is attributable to the Institutional Loan Guarantee.

CONTINUING LIABILITY UNDER THE INSTITUTIONAL LOAN GUARANTEE

    A Limited Partner who has joined in the Institutional Loan Guarantee has no right to be released from liability thereunder merely because such Limited Partner sells or otherwise disposes of some or all of the Units that such Limited Partner holds. Thus, unless the lender, in its sole and absolute discretion, agrees to release a Limited Partner from liability, a Limited Partner who is a party to the Institutional Loan Guarantee will continue to remain liable thereunder following a disposition of his or her Units (including pursuant to the Redemption Right), even though the Limited Partner has no continuing interest in the Operating Partnership or the Company.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON STOCK

    Generally, the nature of an investment in shares of Common Stock of the Company is substantially equivalent economically to an investment in Units in the Operating Partnership. A holder of a share of Common Stock receives the same distribution that a holder of a Unit receives and shareholders and Unit holders generally share in the risks and rewards of ownership in the enterprise being conducted by the Company (through the Operating Partnership). However, there are some differences between ownership of Units and ownership of shares of Common Stock, some of which may be material to investors.

    The information below highlights a number of the material differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation, and compares certain legal rights associated with the ownership of Units and Common Stock, respectively. These comparisons are intended to assist Limited Partners of the Operating Partnership in understanding how their investment will be changed if their Units are redeemed for Common Stock. THIS DISCUSSION IS SUMMARY IN NATURE AND DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS, AND HOLDERS OF UNITS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS AND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.

-------------------------------------------------------------------------------
      OPERATING PARTNERSHIP                               COMPANY
-------------------------------------------------------------------------------

                      FORM OF ORGANIZATION AND ASSETS OWNED




The Operating Partnership is             The Company is a Maryland
organized as a Delaware Limited          corporation.  The Company
Partnership.  The Operating              elected to be taxed as a REIT
Partnership owns interests               under the Code and intends to
(directly and through a                  maintain its qualification as a
subsidiary) in the Properties            REIT. The Company's only
and, through subsidiaries,               significant asset is its
conducts the Company's                   interest in the Operating
management and leasing business.         Partnership, which gives the
See "The Company."                       Company an indirect investment
                                         in the Properties owned by the
                                         Operating Partnership.



                         LENGTH OF INVESTMENT

The Operating Partnership              The Company has a perpetual
has a stated term of 99 years.         term and intends to continue its
                                       operations for an indefinite
                                       time period.

                          PERMITTED INVESTMENTS


The Operating Partnership's            Under its Charter, the
purpose is to conduct any              Company may engage in any lawful
business that may be lawfully          activity permitted by the
conducted by a Limited                 General Corporation Law of
Partnership organized pursuant         Maryland. However, under the
to the Act, provided that such         Operating Partnership Agreement
business is to be conducted in a       the Company, as general partner,
manner that permits the Company        may not conduct any business
to be qualified as a REIT unless       other than the business of the
the Company ceases to qualify          Operating Partnership and cannot
as a REIT.  The Operating               own any assets other than its
Partnership is authorized to           interest in the Operating
perform any and all acts for the       Partnership except for any
furtherance of the purposes and        wholly owned special purpose
business of the Operating              corporate subsidiary which
Partnership, provided that the         serves as the general partner of
Operating Partnership may not          a partnership owned at least
take, or refrain from taking,          99%, directly or indirectly, by
any action which, in the               the Operating Partnership and
judgment of the general partner        other assets necessary to carry
(i) could adversely affect the         out its responsibility under the
ability of the general partner         Partnership Agreement or its
to continue to qualify as a            Charter.
REIT, (ii) could subject the
general partner to any
additional taxes under Section
857 or Section 4981 of the Code,
or (iii) could violate any law
or regulation of any
governmental body (unless such
action, or inaction, is
specifically consented to by the
general partner).

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      OPERATING PARTNERSHIP                               COMPANY
-------------------------------------------------------------------------------


                                ADDITIONAL EQUITY

The Operating Partnership is           The Board of Directors may
authorized to issue Units and          issue, in its discretion,
other partnership interests            additional equity securities
(including partnership interests       consisting of Common Stock or
of different series or classes         any other series of capital
that may be senior to Units) as        stock (which may be classified
determined by the Company as its       and issued as a variety of
general partner in its sole            equity securities, including one
discretion.  The Operating             or more classes of common or
Partnership may issue Units and        preferred stock, in the
other partnership interests to         discretion of the Board of
the Company, as long as such           Directors), provided that the
interests are issued in                total number of shares issued
connection with a comparable           does not exceed the authorized
issuance of shares of Common           number of shares of capital
Stock and proceeds raised in           stock set forth in the Company's
connection with the issuance of        Charter.
such shares are contributed to
the Operating Partnership.  In
addition, the Operating
Partnership will issue
additional Units or shares of
Common Stock upon exercise of
the options granted pursuant to
the Plans.


                           BORROWING POLICIES

The Operating Partnership              The Company is not restricted
has no restrictions on                 under its Charter from incurring
borrowings, and the Company as         borrowings. However, under the
general partner has full power         Partnership Agreement the Company,
and authority to borrow money on       as general partner, may not incur
behalf of the Operating                any debts except those for which
Partnership. The Company's Board       it may be liable as general
of Directors has adopted a             partner of the Operating
policy that currently limits the       Partnership and certain other
Debt-to-Total Market                   limited circumstances. Therefore,
Capitalization Ratio to 60%, but       all indebtedness incurred by the
this policy may be altered at          Company will be through the
any time by the Board of               Operating Partnership.
Directors.

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      OPERATING PARTNERSHIP                               COMPANY
-------------------------------------------------------------------------------

                      OTHER INVESTMENT RESTRICTIONS

Other than restrictions                Neither the Company's Charter nor
precluding investments by the          its By-Laws impose any restrictions
Operating Partnership that would       upon the types of investments that
adversely affect the qualification     may be made by the Company except
of the Company as a REIT and           that under the Charter the Board of
general restrictions on                Directors is prohibited from taking
transactions with affiliates,          any action that would terminate the
there are no restrictions upon         Company's REIT status, unless a
the Operating Partnership's            majority of the shareholders vote to
authority to enter into certain        terminate such REIT status. The
transactions, including among          Company's Charter and By-Laws do not
others, making investments,            impose any restrictions upon dealings
lending Operating Partnership          between the Company and directors,
funds, or re-investing the             officers and affiliates thereof.
Operating Partnership's cash           Applicable corporate law, however,
flow and net sale or refinancing       requires that the material facts of
proceeds.                              the relationship, the interest and
                                       the transaction must (i) be disclosed
                                       to the Board of Directors and
                                       approved by the affirmative vote of a
                                       majority of the disinterested
                                       directors; or (ii) be disclosed to
                                       the shareholders and approved by the
                                       affirmative vote of a majority of the
                                       disinterested shareholders; or (iii)
                                       be in fact fair and reasonable. In
                                       addition, the Company has adopted a
                                       policy which requires that all
                                       contracts and transactions between
                                       the Company and directors, officers
                                       or affiliates thereof must be
                                       approved by the affirmative vote of a
                                       majority of the disinterested
                                       directors. Lastly, the Company has
                                       adopted a policy that it must conduct
                                       its investment activities through the
                                       Operating Partnership for so long as
                                       the Operating Partnership exists.

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      OPERATING PARTNERSHIP                               COMPANY
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                                MANAGEMENT CONTROL


All management powers over             The Board of Directors has
the business and affairs of the        exclusive control over the
Operating Partnership are vested       Company's business and affairs
in the general partner of the          subject only to the restrictions
Operating Partnership, and no          in the Charter and By-Laws, the
limited partner of the Operating       Partnership Agreement and
Partnership has any right to           applicable law. The Board of
participate in or exercise             Directors is classified into
control or management power over       three classes of directors. At
the business and affairs of the        each annual meeting of the
Operating Partnership except (i)       shareholders, the successors of
the general partner of the             the class of directors whose
Operating Partnership may not,         terms expire at that meeting
without written consent of all         will be elected. The policies
the Limited Partners, take any         adopted by the Board of
action in contravention of the         Directors may be altered or
Partnership Agreement; (ii) the        eliminated without a vote of the
general partner of the Operating       shareholders. Accordingly,
Partnership may not dispose of         except for their vote in the
all or substantially all of the        elections of directors,
Operating Partnership's assets         shareholders will have no
without the consent of the             control over the ordinary
holders of a majority of the           business policies of the Company.
outstanding Limited Partnership        The Board of Directors cannot
Units; (iii) until December 31,        change the Company's policy of
2013, the general partner of the       maintaining its status as a REIT,
Operating Partnership may not          however, without the approval of
cause or permit the Operating          a majority of the votes entitled
Partnership to dissolve if one         to be cast thereon.
or more of the original Limited
Partners objects to such
dissolution; and (iv) from
January 1, 2014 through December
31, 2043, the general partner of
the Operating Partnership may
not cause or permit the
Operating Partnership to
dissolve if original Limited
Partners holding at least 5% of
the Units object to such
dissolution. The general partner
may not be removed by the Limited
Partners with or without cause.


                           FIDUCIARY DUTIES

Under Delaware law, the                Under Maryland law, the
general partner of the Operating       directors must perform their
Partnership is accountable to          duties in good faith, in a
the Operating Partnership as a         manner that they reasonably
fiduciary and, consequently, is        believe to be in the best
required to exercise good faith        interests of the Company and
and integrity in all of its            with the care of an ordinarily
dealings with respect to               prudent person in a like
partnership affairs. However,          position. Directors of the
under the Partnership Agreement,       Company who act in such a manner
the general partner is under no        generally will not be liable to
obligation to consider the             the Company for monetary damages
separate interests of the              arising from their activities.
Limited Partners in deciding
whether to cause the Operating
Partnership to take (or decline
to take) any actions, and the
general partner is not liable
for monetary damages for losses
sustained, liabilities incurred,
or benefits not derived by the
Limited Partners in connection
with such decisions, provided
that the general partner has
acted in good faith.

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      OPERATING PARTNERSHIP                               COMPANY
-------------------------------------------------------------------------------

                    MANAGEMENT LIABILITY AND INDEMNIFICATION

As a matter of Delaware law,           The Company's Charter
the general partner has                provides that the liability of
liability for the payment of the       the Company's directors and
obligations and debts of the           officers to the Company and its
Operating Partnership unless           shareholders for money damages
limitations upon such liability        is limited to the fullest extent
are stated in the document or          permitted under Maryland law.
instrument evidencing the              The Charter and state law
obligation. Under the                  provide broad indemnification to
Partnership Agreement, the             directors and officers, whether
Operating Partnership agrees to        serving the Company or at its
indemnify the general partner or       request any other entity, to the
any director or officer of the         full extent permitted under
general partner from and against       Maryland law.
all losses, claims, damages,
liabilities, joint or several,
expenses (including legal fees),
fines, settlements and other
amounts incurred in connection
with any actions relating to the
operations of the Operating
Partnership as set forth in the
Partnership Agreement in which
the general partner or any such
director or officer is involved,
unless (i) the act was in bad
faith and was material to the
action; (ii) such party received
an improper personal benefit; or
(iii) in the case of any
criminal proceeding, such party
had reasonable cause to believe
the act was unlawful. The
reasonable expenses incurred by
an indemnitee may be reimbursed
by the Operating Partnership in
advance of the final disposition
of the proceeding upon receipt
by the Operating Partnership of
an affirmation by the indemnitee
of his, her or its good faith
belief that the standard of
conduct necessary for
indemnification has been met and
an undertaking by such
indemnitee to repay the amount
if it is determined that such
standard was not met.

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      OPERATING PARTNERSHIP                               COMPANY
-------------------------------------------------------------------------------

                           ANTITAKEOVER PROVISIONS

Except in limited circumstances        The Charter and By-Laws of
see "Voting Rights" below),            the Company and the Maryland
the general partner of the             General Corporation Law contain
Operating Partnership has              a number of provisions that may
exclusive management power over        have the effect of delaying or
the business and affairs of the        discouraging an unsolicited
Operating Partnership. The             proposal for the acquisition of
general partner may not be             the Company or the removal of
removed by the Limited Partners        incumbent management. These
with or without cause. Under the       provisions include, among
Partnership Agreement, the             others, (i) a staggered Board of
general partner may, in its sole       Directors; (ii) authorized
discretion, prevent a limited          capital stock that may be
partner from transferring his          classified and issued as a
interest or any rights as a            variety of equity securities in
limited partner except in              the discretion of the Board of
certain limited circumstances.         Directors, including securities
The general partner may exercise       having superior voting rights to
this right of approval to deter,       the Common Stock; (iii)
delay or hamper attempts by            restrictions on business
persons to acquire a majority          combinations with persons who
interest in the Operating              acquire more than a certain
Partnership. See "Description of       percentage of Common Stock; (iv)
Units."                                a requirement that directors may
                                       be removed only for cause and
                                       only by a vote of at least 80%
                                       of the outstanding Common Stock;
                                       and (v) provisions designed to
                                       avoid concentration of share
                                       ownership in a manner that would
                                       jeopardize the Company's status
                                       as a REIT under the Code. See
                                       "Description of Common Stock."


                              VOTING RIGHTS


Under the Partnership Agreement,       The Company is managed and
Limited Partners have                  controlled by a Board of
voting rights only as to the           Directors consisting of three
dissolution of the Operating           classes having staggered terms
Partnership, the sale of all or        of office. Each class is elected
substantially all of the assets        by the shareholders at annual
of the Operating Partnership and       meetings of the Company.
amendments of the Partnership          Maryland law requires that
Agreement, as more fully               certain major corporate
described below. Otherwise, all        transactions, including most
decisions relating to the              amendments to the Charter, may
operation and management of the        not be consummated without the
Operating Partnership are made         approval of shareholders as set
by the general partner. See            forth below. All shares of
"Description of Units." As of          Common Stock have one vote, and
September 30, 1997, the Company        the Charter permits the Board of
owned approximately 50.15% of          Directors to classify and issue
the Units. As Units are redeemed       capital stock in one or more
by partners, the Company's             series having voting power which
percentage ownership of the            may differ from that of the
Units will increase. If                Common Stock. See "Description of
additional Units are issued to         Common Stock."
third parties, the Company's
percentage ownership of the
Units will decrease.

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      OPERATING PARTNERSHIP                               COMPANY
-------------------------------------------------------------------------------


           AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE CHARTER

The Partnership Agreement              Amendments to the Company's
may be amended through a               Charter must be approved by the
proposal by the general partner        Board of Directors and by the
or any limited partner holding         vote of at least two-thirds of
25% or more of the Units. Such         the votes entitled to be cast at
proposal, in order to be               a meeting of shareholders,
effective, must be approved by         except that an amendment of the
the written vote of holders of         provisions relating to the
at least a majority in interest        classified Board of Directors,
of the Operating Partnership. In       the power to remove directors
addition, the general partner          and the share ownership limits
may, without the consent of the        designed to maintain qualified
Limited Partners, amend the            REIT status must be approved by
Partnership Agreement as to            an 80% vote. An amendment
ministerial matters.                   relating to termination of REIT
                                       status requires a majority of
                                       the votes entitled to be cast
                                       thereon.


     VOTE REQUIRED TO DISSOLVE THE OPERATING PARTNERSHIP OR THE COMPANY

Through December 31, 2013,             Under Maryland law, the Board
the general partner of the             of Directors must obtain
Operating Partnership may not          approval of holders of at least
elect to dissolve the Operating        two-thirds of the outstanding
Partnership if any original            shares of Common Stock in order
Limited Partner who became a           to dissolve the Company.
limited partner on June 30, 1994
holding Units issued at such
time objects to such
dissolution. From January 1,
2014 through December 31, 2043,
the general partner may not
elect to dissolve the Operating
Partnership if any original
Limited Partner who became a
limited partner on June 30, 1994
and who held at least 5% of the
Units on June 30, 1994 objects
to such dissolution. After
January 1, 2044, the general
partner may dissolve the
Operating Partnership without
the consent of the Limited
Partners, in its sole discretion.

                   VOTE REQUIRED TO SELL ASSETS

Under the Partnership Agreement,       Under Maryland law, the
the general partner of the             Board of Directors is required
Operating Partnership may              to obtain approval of the
not sell, exchange, transfer or        shareholders by the affirmative
otherwise dispose of all or            vote of two-thirds of all the
substantially all of the               votes entitled to be cast on the
Operating Partnership's assets         matter in order to sell all or
without the consent of holders         substantially all of the assets
of a majority of the outstanding       of the Company. No approval of
Units.                                 the shareholders is required for
                                       the sale of less than all or
                                       substantially all of the
                                       Company's assets.

                       VOTE REQUIRED TO MERGE

Under the Partnership                  Under Maryland law, the
Agreement, the general partner         Board of Directors is required
of the Operating Partnership may       to obtain approval of the
not merge or consolidate the           shareholders by the affirmative
Operating Partnership without          vote of two-thirds of all the
the consent of holders of a            votes entitled to be cast on the
majority of the outstanding            matter in order to merge or
Units.                                 consolidate the Company.

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      OPERATING PARTNERSHIP                               COMPANY
-------------------------------------------------------------------------------

                  COMPENSATION, FEES AND DISTRIBUTIONS

The general partner does not           The directors of the Company
receive any compensation for its       receive compensation for their
services as general partner of         services.
the Operating Partnership. As a
partner in the Operating
Partnership, however, the
general partner has the same
right to allocations and
distributions as other partners
of the Operating Partnership. In
addition, the Operating
Partnership reimburses the
general partner for all expenses
incurred relating to the ongoing
operation of the Company and any
other offering of additional
Units or shares of Common Stock,
including all expenses, damages
and other payments resulting
from or arising in connection
with litigation related to any
of the foregoing.

                         LIABILITY OF INVESTORS

Under the Partnership Agreement        Under Maryland law, shareholders
and applicable state law, the          are not personally liable for
liability of the Limited               the debts or obligations of the
Partners for the Operating             Company. Shares of Common Stock,
Partnership's debts and                upon issuance, will be fully
obligations is generally limited       paid and nonassessable.
to the amount of their
investment in the Operating
Partnership, together with an
interest in any undistributed
income, if any. Units, upon
issuance, will be fully paid and
nonassessable.

                      REVIEW OF INVESTOR LISTS

Under the Partnership Agreement,       Under Maryland law, a
Limited Partners, upon written         shareholder holding at least 5%
demand with a statement of the         of the outstanding stock of a
purpose of such demand and at          corporation may upon written
the limited partner's expense,         request inspect and copy during
are entitled to obtain a current       usual business hours the list of
list of the name and last known        the shareholders of such
business, residence or mailing         corporation.
address of each Limited Partner
of the Operating Partnership.

The following compares certain of the investment attributes and legal rights associated with the ownership of Units and Shares.


-------------------------------------------------------------------------------
               UNITS                              SHARES
-------------------------------------------------------------------------------


                            NATURE OF INVESTMENT

The Units constitute equity            Shares of Common Stock
interests entitling each Limited       constitute equity interests in
Partner to his pro rata share of       the Company. The Company is
cash distributions made to the         entitled to receive its pro rata
Limited Partners of the                share of distributions made by
Operating Partnership. The             the Operating Partnership with
Operating Partnership generally        respect to the Units, and each
intends to retain and reinvest         shareholder is entitled to his
proceeds of the sale of property       pro rata share of any dividends
or excess refinancing proceeds         or distributions paid with
in its business.                       respect to the Common Stock. The
                                       dividends payable to the
                                       shareholders are not fixed in
                                       amount and are only paid if,
                                       when and as declared by the
                                       Board of Directors. In order to
                                       qualify as a REIT, the Company
                                       must distribute at least 95% of
                                       its taxable income (excluding
                                       capital gains), and any taxable
                                       income (including capital gains)
                                       not distributed will be subject
                                       to corporate income tax.

                      POTENTIAL DILUTION OF RIGHTS

The general partner of the             The Board of Directors may
Operating Partnership is               issue, in its discretion,
authorized, in its sole                additional shares of Common
discretion and without Limited         Stock and Preferred Shares and
Partner approval, to cause the         has the authority to issue from
Operating Partnership to issue         the authorized capital stock a
additional Limited Partnership         variety of other equity
interests and other equity             securities of the Company with
securities for any partnership         such powers, preferences and
purpose at any time to the             rights as the Board of Directors
Limited Partners or to other           may designate at the time. The
persons on terms established by        issuance of additional shares of
the general partner.                   Common Stock, Preferred Shares
                                       or other similar equity
                                       securities may result in the
                                       dilution of the interests of the
                                       shareholders.

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               UNITS                              SHARES
-------------------------------------------------------------------------------


                                LIQUIDITY

Units may be transferred by            The Common Stock is freely
a Limited Partner only with the        transferable.  The Common Stock
consent of the general partner         is listed on the NYSE, and a
of the Operating Partnership,          public market for the Common
which consent may be withheld in       Stock exists. The breadth and
its sole discretion. The general       strength of this secondary
partner will permit transfers of       market will depend, among other
Units only in connection with          things, upon the number of
gifts, bequests and transfers by       shares outstanding, the Company's
a Unit holder to family members        financial results and prospects,
and certain other persons.             the general interest in the
Subject to certain conditions,         Company's and other real estate
each Limited Partner has the           investments, and the Company's
right to elect to have his Units       dividend yield compared to that
redeemed by the Operating              of other debt and equity
Partnership. Upon redemption,          securities.
such Limited Partner will
receive, at the election of the
general partner, either shares
of Common Stock or the cash
equivalent in exchange for such
Units.

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               UNITS                              SHARES
-------------------------------------------------------------------------------


                              TAXATION

The Operating Partnership will         The Company has elected to be
not be subject to federal income       taxed as a REIT. So long as it
taxes. Instead, each holder of         qualifies as a REIT, the Company
Units includes his allocable           will be permitted to deduct
share of the Operating                 distributions paid to its
Partnership's taxable income or        shareholders, which effectively
loss in determining his                will reduce the "double taxation"
individual federal income tax          that typically results when a
liability. The maximum effective       corporation earns income and
federal tax rate for individuals       distributes that income to its
under current law is 39.6%.            shareholders in the form of
                                       dividends. The Property Service
Income and loss from the               Businesses, however, will not
Operating Partnership generally        qualify as REITs and thus they
will be subject to the "passive        will be subject to federal
activity" limitations. Under the       income tax on their net income
"passive activity" rules, income       at normal corporate rates. The
and loss from the Operating            maximum effective tax rate for
Partnership that is considered         corporations under current law
passive income generally can be        is 35%.
offset against income and loss
from other investments that            Dividends paid by the Company
constitute "passive activities"        will be treated as "portfolio"
(unless the Operating                  income and cannot be offset with
Partnership is considered a            losses from "passive activities."
"publicly traded partnership," in
which case income and loss from        Distributions made by the
the Operating Partnership can be       Company to its taxable domestic
offset only against other income       shareholders out of current or
and loss from the Operating            accumulated earnings and profits
Partnership). Income of the            will be taken into account by
Operating Partnership, however,        them as ordinary income.
attributable to dividends from         Distributions in excess of
the Property Service Businesses        current or accumulated earnings
or interest paid by the Property       and profits that are not
Service Businesses will not            designated as capital gain
qualify as passive income and          dividends will be treated as a
cannot be offset with losses and       non-taxable return of basis to
deductions from a "passive             the extent of a shareholder's
activity" (including losses and        adjusted basis in its shares of
deductions attributable to the         Common Stock, with the excess
Operating Partnership's                taxed as capital gain.
multifamily rental activities).        Distributions that are
                                       designated as capital gain
                                       dividends generally will be
                                       taxed as gains from the sale or
                                       exchange of a capital asset held
                                       for more than one year (to the
                                       extent they do not exceed the
                                       Company's actual net capital
                                       gain for the taxable year). For
                                       the Company's taxable years
                                       commencing on or after January
                                       1, 1998, the Company may elect
                                       to require its shareholders to
                                       include the Company's
                                       undistributed net capital gains
                                       in their income. If the Company
                                       so elects, shareholders would
                                       include their proportionate
                                       share of such gains in their
                                       income and be deemed to have
                                       paid their share of the tax paid
                                       by the Company on such gains.

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               UNITS                              SHARES
-------------------------------------------------------------------------------


Cash distributions from the            Each year, Shareholders will
Operating Partnership will not         receive Form 1099 used by
be taxable to a holder of Units        corporations to report dividends
except to the extent they exceed       paid to their shareholders.
such holder's basis in his
interest in the Operating              Shareholders who are individuals
Partnership (which will include        generally will not be required
such holder's allocable share of       to file state income tax returns
the Operating Partnership's            and/or pay state income taxes
debt).                                 outside of their state of
                                       residence with respect to the
Each year, holders of Units will       Company's operations and
receive a Schedule K-1 tax form        distributions. The Company may
containing detailed tax                be required to pay state income
information for inclusion in           taxes in certain states.
preparing their federal income
tax returns.

Holders of Units will be
required, in some cases, to file
state income tax returns and/or
pay state income taxes in the
states in which the Operating
Partnership owns property, even
if they are not residents of
those states.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL


    The following discussion summarizes the material federal income tax considerations to a prospective holder of Common Stock. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. As discussed below, the 1997 Act contains certain changes to the REIT qualification requirements and to the taxation of REITs that may be material to a holder of Common Stock, but which will become effective only for the Company's taxable years commencing on or after January 1, 1998.



    As used in this discussion, the term "Company" refers solely to Charles
E. Smith Residential Realty, Inc.



    EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH PROSPECTIVE PURCHASER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


TAXATION OF THE COMPANY


    GENERAL. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1994. The Company believes that it was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1994, December 31, 1995 and December 31, 1996, and the Company believes that its current organization and method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT. No assurances, however, can be provided that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code, which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of the Company, no assurance can be given that the actual results of the operations of the Company for any taxable year has satisfied or will satisfy the requirements under the Code for qualification and taxation as a REIT. Further, the anticipated income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "--Failure to Qualify."



    The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof.

    In any year in which the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it distributes currently to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax on any income that it does not distribute, and in some circumstances, on certain types of income even though that income is distributed. In addition, the Property Services Businesses, which do not qualify as REITs, are subject to federal corporate income tax on their net income.


REQUIREMENTS FOR QUALIFICATION.


    ORGANIZATIONAL REQUIREMENTS. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transfer certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company believes that it currently satisfies requirements (1) through (6). In addition, the Company's Charter includes restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Common Stock--Restrictions on Transfer; Excess Stock." Moreover, pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to holders of Common Stock requesting information regarding the actual ownership of the Common Stock, and the Company does not know, or exercising reasonable diligence would not have known, whether it failed to meet requirement (6) above, the Company will be treated as having met the requirement.



    GROSS INCOME TESTS. In order to maintain qualification as a REIT, the Company must satisfy three gross income requirements, which are applied on an annual basis. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, for its taxable years ending on or before December 31, 1997, the Company must derive less than 30% of the its gross income (including gross income from prohibited transactions) from short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). Pursuant to the 1997 Act, the Company will not have to meet the 30% test for its taxable years commencing on or after January 1, 1998.



    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (relating to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company believes that the portion, if any, of the rents that it receives that fails to qualify as "rents from real property" has been and will continue to be sufficiently small that the Company will satisfy the 75% and 95% gross income tests. The Company's belief with respect to this matter, however, is based upon the advice of counsel with respect to certain technical issues regarding the determination of "rents from real property" that are not definitively answered under the Code, the Treasury Regulations, and published administrative interpretations. There can be no assurance that the Internal Revenue Service (the "IRS") will agree with these conclusions.



    In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services are "usually or customarily rendered" in connection with the rental space for occupancy only and are not otherwise considered "rendered to the occupant" ("Permissible Services"). The Operating Partnership itself and the Property Service Businesses, which are not independent contractors, provide certain services with respect to the Properties. The Company received rulings from the IRS that the provision of certain of these services will not cause the rents received with respect to the Properties to fail to qualify as "rents from real property." The Company also received rulings from the IRS to the effect that certain revenues (including rents from corporate apartments, revenues from laundry equipment, certain parking revenues, and certain revenues related to the provision of telephone and CATV services) will qualify as "rents from real property." Based upon its experience in the multifamily and retail property rental markets in which the Company's properties are located, the Company believes that all services provided to tenants by the Company (whether through the Operating Partnership or through the Property Services Businesses) should be considered "usually or customarily rendered" in connection with the rental of apartments or retail space, as applicable, for occupancy only, although there can be no assurance that the IRS will not contend otherwise. In this regard, if the Operating Partnership contemplates providing services that reasonably might be expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which neither the Company nor the Operating Partnership receives any income.



    Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that the Company provides services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for "impermissible services" with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by the REIT with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that a REIT will be deemed to have received for performing "impermissible services" will be the greater of the actual amount so received or 150% of the direct cost to the REIT of providing those services.



    The Operating Partnership may receive fees for the performance of property management and other services with respect to properties in which the Operating Partnership has a partial interest. Only the portion of the management fee that corresponds to the Operating Partnership's interest in such properties will qualify as "rents from real property," with the balance being nonqualifying income. The Operating Partnership also may receive certain other types of non-qualifying income (including, for example, certain expense reimbursements, and dividends and interest from the Property Service Businesses (which qualify under the 95% gross income test but not under the 75% gross income test)). The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.



    If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, a 100% tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.



    ASSET TESTS. At the close of each quarter of the Company's taxable year, the Company must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items, and government securities. Second, not more than 25% of the Company's total assets may be represented by securities, other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. The Operating Partnership owns 100% of the nonvoting stock of each of the Property Service Businesses. In addition, the Operating Partnership holds notes from each of the Property Service Businesses, and by virtue of its ownership of Units, the Company will be considered to own its pro rata share of the assets of the Operating Partnership, including the securities of each of the Property Service Businesses described above. The Operating Partnership, however, does not own more than 10% of the voting securities of any of the Property Service Businesses. In addition, the Company believes that the Company's pro rata share of the value of the securities of each of the Property Service Businesses does not exceed 5% of the total value of the Company's assets. There can be no assurance, however, that the IRS might not contend either that the value of the securities of one or more of the Property Service Businesses exceeds the 5% value limitation, or that all or some of the Property Service Businesses shall be viewed as a single corporation for purposes of the 5% value limitation and that the value of the securities of that corporation exceeds the 5% limitation, or that the nonvoting stock of one or more of the Property Service Businesses should be considered "voting securities" for purposes of the 10% limitation.



    The 5% value requirement must be satisfied not only on the date the Company acquired securities of the Property Service Businesses, but also each time the Company increases its ownership of securities of the Property Service Businesses (including as a result of increasing its interest in the Operating Partnership as Limited Partners exercise their rights to have Units redeemed for shares of Common Stock or, at the option of the Company, cash). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps always will be successful or will not require a reduction in the Operating Partnership's overall interest in the Property Service Businesses.



    ANNUAL DISTRIBUTION REQUIREMENTS. To qualify as a REIT, the Company generally must distribute to its shareholders at least 95% of its income (excluding any net capital gains) from each taxable year either during such taxable year or, if certain procedures are followed, during the subsequent taxable year. The Company will be subject to tax on amounts not distributed at regular capital gains and ordinary income rates. With respect to income distributed during a year subsequent to the year in which it was earned by the Company, if the Company does not pay federal income tax with respect to such income, the Company may be subject to a 4% excise tax on such income.



    The Company believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement. In that event, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.


TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN THE OPERATING PARTNERSHIP AND PROPERTY SERVICE BUSINESSES


    GENERAL. All of the Company's investments are through the Operating Partnership, and the Operating Partnership holds substantially all of the Properties through certain subsidiary partnerships. This structure may involve special tax considerations. These tax considerations include: (a) the allocations of income and expense items of the Operating Partnership and such subsidiary partnerships, which could affect the computation of taxable income of the Company, (b) the status of the Operating Partnership and each such subsidiary partnership as partnership (as opposed to an association taxable as a corporation) for income tax purposes, and (c) the taking of actions by the Operating Partnership or any of such subsidiary partnerships that could adversely affect the Company's qualification as a REIT. The Company believes that the Operating Partnership and each of the subsidiary partnerships will be treated for tax purposes as a partnership (and not as an association taxable as a corporation). If, however, the Operating Partnership or any of such subsidiary partnerships were treated as an association taxable as a corporation, the Company would fail to qualify as a REIT for a number of reasons.



    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties) to the Partnership at the time of its formation, and it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The Partnership Agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code and the regulations thereunder, which allocations will tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of Section 704(c) of the Code may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of the Formation Transactions or a subsequent acquisition, and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic or book income allocated to the Company as a result of such sale.



    PROPERTY SERVICE BUSINESSES. A substantial portion of the amounts used by the Operating Partnership to fund distributions to partners (which in turn are used by the Company to fund distributions to holders of Common Stock) comes from the Property Service Businesses, through payments on notes issued by the Property Service Businesses and dividends on non-voting stock of the Property Service Businesses held by the Operating Partnership. The Property Service Businesses do not qualify as REITs and thus pay federal, state and local income taxes on their net income at normal corporate rates. The
Property Service Businesses attempt to limit the amount of such taxes. There can be no assurance, however, whether or the extent to which measures taken to limit taxes will be successful. Moreover, even if those measures are successful, future increases in the income of the Property Service Businesses inevitably will be subject to income tax. To the extent that the Property Service Businesses are required to pay federal, state and local income taxes, the cash available for distribution to shareholders will be reduced accordingly. In addition, as described above, the value of the securities of each of the Property Service Businesses held by the Operating Partnership cannot exceed 5% of the value of the Operating Partnership's assets at a time when a Limited Partner exercises his or her redemption right (or the Company otherwise is considered to acquire additional securities of a Property Service Business) and the Company cannot own 10% or more of the voting securities of the Property Service Businesses. See "Requirements for Qualification--Asset Tests." These limitations may restrict the ability of the Property Service Businesses to increase the size of their respective businesses unless the value of the assets of the Operating Partnership is increasing at a commensurate rate, and they prohibit the Operating
Partnership from exercising control over the Property Service Businesses.


TAXATION OF SHAREHOLDERS


    TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts.



    Distributions that are designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. As described below in "--Recent Legislation," the 1997 Act changed significantly the taxation of capital gains by taxpayers who are individuals, estates, or trust. It is not clear whether, for a taxable domestic shareholder who is an individual or an estate or trust, amounts designated as capital gain dividends will be taxable at the rate applicable to mid-term capital gains (i.e., gains from the sale of capital assets held for more than one year but not more than 18 months) or at the rate applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than 18 months). This uncertainty may be clarified by future legislation or regulations.



    Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a shareholder's Common Stock, they will be included in income as capital gains, assuming the Common Stock is a capital asset in the hands of the shareholder.



    In general, a domestic shareholder will realize capital gain or loss on the disposition of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and
(ii) the shareholder's adjusted basis of such Common Stock. With respect to dispositions occurring after July 28, 1997, in the case of a taxable domestic shareholder who is an individual or an estate or trust, such gain or loss will be mid-term capital gain or loss if such shares have been held for more than one year but not more than 18 months and long-term capital gain or loss if such shares have been held for more than 18 months. In the case of a taxable domestic shareholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon a sale or exchange of Common Stock by a shareholder who has held such Common Stock for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distribution from the Company required to be treated by such shareholder as long-term capital gain.

    Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, the Company may elect to require the holders of Common Stock to include the Company's undistributed net capital gains in their income. If the Company makes such an election, the holders of Common Stock will (i) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of Common Stock will increase the basis in its Common Stock by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately. As described below in "--Recent Legislation," with respect to such long-term capital gain of a taxable domestic shareholder that is an individual or an estate or trust, the IRS has authority to issue regulations that could apply the special tax rate applicable to sales of depreciable real property by an individual or an estate or trust to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property.



    Under certain circumstances, domestic shareholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.



    TAXATION OF TAX-EXEMPT SHAREHOLDERS. The Company does not expect the distributions by the Company to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Common Stock with "acquisition indebtedness" within the meaning of the Code, and the Common Stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.



    TAXATION OF NON-U.S. SHAREHOLDERS. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.



    Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Stock, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of his Common Stock as described below. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Stock, they will give rise to gain from the sale or exchange of its Common Stock, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of

1996, it appears that the Company will be required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.



    For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.



    Although the law is not entirely clear on the matter, it appears that amounts designated by the Company pursuant to the 1997 Act as undistributed capital gains in respect of shares of Common Stock (see "Taxation of Shareholders--Taxation of Taxable Domestic Shareholders" above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States federal income tax liability).



    Gain recognized by a Non-U.S. Shareholder upon a sale of Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it currently is a "domestically controlled REIT," and, therefore, the sale of Common Stock will not be subject to taxation under FIRPTA. If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Stock would be required to withhold and remit to the IRS 10% of the purchase price.


RECENT LEGISLATION


    As described above, 1997 Act contains certain changes to the REIT qualification requirements and to the taxation of REITs. The 1997 Act also contains certain changes to the taxation of capital gains of individuals, trusts and estates.



    CAPITAL GAIN RATES. Subject to certain exceptions, for individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange occurring after July 28, 1997 of a long-term capital asset (i.e., a capital asset held for more than 18 months) has been reduced to from 28% to 20%. The maximum rate has been reduced to 18% for capital assets acquired after December 21, 2000 and held for more than five years. The maximum rate for mid-term capital assets

(i.e., capital assets held for more than one year but not more than 18 months) remains at 28%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the prior deductions for "unrecaptured Section 1250 gain" (that is depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). The 1997 Act provides the IRS with authority to issue regulations that could, among other things, apply these rates on a look-through basis in the case of "pass-through" entities such as the Company. The taxation of capital gains of corporations was not changed by the 1997 Act.



    REIT PROVISIONS. In addition to the provisions discussed above, the 1997 Act contains a number of technical provisions that either (i) reduce the risk that the Company will inadvertently cease to qualify as a REIT, or (ii) provide additional flexibility with which the Company can meet the REIT qualification requirements. These provisions are effective for the Company's taxable years commencing on or after January 1, 1998.


OTHER TAX CONSIDERATIONS


    STATE AND LOCAL TAXES; DISTRICT OF COLUMBIA UNINCORPORATED BUSINESS TAX. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Common Stock.



    In this regard, the District of Columbia imposes an unincorporated business income tax, at an effective rate of 9.975% on the "District of Columbia taxable income" of partnerships doing business in the District of Columbia. Because certain of the Properties are located in the District of Columbia, the subsidiary partnership owning these properties will be subject to this tax. Thus, in effect, the Company's share of the "District of Columbia taxable income" attributable to the Properties located in the District of Columbia will be subject to this tax. The Operating Partnership and such subsidiary partnership will attempt to reduce the amount of income that is considered "District of Columbia taxable income," but it is likely that some portion of the income attributable to the Properties located in the District of Columbia will be subject to the District of Columbia tax. To the extent the Operating Partnership or such subsidiary partnership is required to pay the District of Columbia unincorporated business income tax, the cash available for distribution to the Company and, therefore, to its shareholders as dividends will be reduced accordingly. Moreover, a shareholder of the Company will not receive a credit against its own state income tax liability for its share of any District of Columbia unincorporated business income tax paid by the Operating Partnership or such subsidiary partnership. This tax would not apply if the Company were to own and operate its assets directly, rather than through the Operating Partnership; however, the Company's ability to eliminate the Operating Partnership and thus own its assets directly is severely limited.


                              PLAN OF DISTRIBUTION


    This Prospectus relates to (i) the possible issuance by the Company of up to 13,559,928 Redemption Shares of Common Stock, if, and to the extent that, the Company elects to issue such Redemption Shares to holders of up to 13,559,928 Units, upon the tender of such Units for redemption, (ii) the offer and sale from time to time of up to 197,912 Original Restricted Shares by the holders thereof, (iii) the offer and sale from time to time by certain affiliates of the Company of up to 262,570 Original Affiliate Shares and (iv) the offer and sale from time to time by the holders thereof of Redemption Shares that may be issued and held by persons who may be affiliates of the

Company. The Company has registered the Redemption Shares, the Original Affiliate Shares and the Original Restricted Shares for sale to permit the holders thereof to sell such shares without restriction in the open market or otherwise, but registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.



    The Company will not receive any cash proceeds from the offering by the Selling Shareholders or from the issuance of the Redemption Shares to holders of Units upon receiving a notice of redemption (but it will acquire from such holders the Units tendered for redemption). The Secondary Shares may be sold from time to time by any of the Selling Shareholders on terms to be determined at the time of sale directly or to purchasers through dealers or agents, who may receive compensation in the form of commissions from the Selling Shareholders and/or the purchasers of Secondary Shares from whom they may act as agent. The Selling Shareholders and any dealers or agents that participate in the distribution of Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Secondary Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.



    The Company will acquire one Unit from an exchanging partner, in exchange for each Redemption Share that the Company issues. Consequently, with each redemption, the Company's interest in the Operating Partnership will increase.


                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed reports and other information with the Commission and is subject to the periodic reporting and informational requirements of the Exchange Act. The Registration Statement, the exhibits and schedules forming a part thereof as well as such reports and other information filed by the Company with the Commission can be inspected and copies obtained from the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Stock is listed on the NYSE and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company furnishes its equityholders with annual reports containing consolidated financial statements audited by its independent public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The documents listed below have been filed under the Exchange Act by the Company (Exchange Act file number 1-13174) with the Commission and are incorporated herein by reference:

    1. The Company's Registration Statement on Form 8-A filed on August 16, 1994 registering the Common Stock of the Company under Section 12(b) of the Exchange Act.

    2. The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

    3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

    4. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

    5. The Company's Current Reports on Form 8-K dated January 31, 1997 (as amended on Form 8-K/A) and October 3, 1997.


    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


    The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to Charles E. Smith Residential Realty, Inc., 2345 Crystal Drive, Crystal City, Arlington, Virginia 22202, Attention: Mr. M. Bruce Snyder, Vice President--Institutional Investor Relations (telephone: (703) 769-1000).


                                    EXPERTS

    The Company's financial statements for the fiscal year ended December 31, 1996 and related schedule incorporated by reference herein and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

     The legality of the issuance of the Redemption Shares has been passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                            --------------

                           TABLE OF CONTENTS


                                               Page
Prospectus Summary                               3
Risk Factors                                     6
The Company                                     18
Description of Common Stock                     19
Description of Units                            23
Shares Available for Future Sale                28
Redemption of Units                             31
Federal Income Tax Considerations               47
Plan of Distribution                            55
Available Information                           56
Incorporation of Certain Documents by Reference 57
Experts                                         57
Legal Matters                                   57

                           -----------


                        14,020,410 Shares


                         Charles E. Smith
                     Residential Realty, Inc.


                           Common Stock
                    (par value $.01 per share)



                            PROSPECTUS




                                , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee.......................     $108,423.33
                                            -----------
Printing and Duplicating Expenses......        1,000
Legal Fees and Expenses................       30,000
Accounting Fees and Expenses...........       10,000
Blue Sky Fees and Expenses.............        5,000
Miscellaneous..........................        1,000
                                            --------
Total..................................     $155,423.33
                                            -----------


ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS

    The Company's officers and directors are and will be indemnified under Maryland law, the Charter of the Company, and the Partnership Agreement against certain liabilities. The Charter requires the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. The Company's Charter also provides that, to the fullest extent permitted under Maryland law, directors and officers of the Company will not be liable to the Company and its shareholders for money damages.

    Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding; but, if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the director, whether or not involving action in the director's official capacity, indemnification of the director is not permitted if the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director failed to meet the requisite standard of conduct for permitted indemnification.

    The Partnership Agreement also provides for indemnification of the Company, or any director or officer of the Company, in its capacity as general partner of the Operating Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership as set forth in the Partnership Agreement.

ITEM 16. EXHIBITS

       *3.1  Amended and Restated Articles of Incorporation of the Company

      **3.2  Articles Supplementary relating to Series A
             Cumulative Convertible Redeemable Preferred Stock


     ***3.3  Articles Supplementary relating to Series B
             Cumulative Convertible Redeemable Preferred Stock


     ***3.4 Certificate of Correction relating to Series B Cumulative Convertible Redeemable Preferred Stock

    ****3.5  Amended and Restated Bylaws of the Company

   *****4.1 First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended

   *****4.2  Certificate of Limited Partnership of the Operating Partnership

        5.1 Opinion of Hogan & Hartson L.L.P. regarding legality of the Common Stock

        8.1  Opinion of Hogan & Hartson L.L.P. regarding certain tax matters

       23.1  Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

       23.2  Consent of Arthur Andersen LLP


------------------------

* Incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form S-11 (File No. 33-75288).

** Incorporated by reference to Exhibit 3.1 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997
       (File No. 1-13174).


*** Incorporated by reference to Exhibit 4.1 to the Company's current report on Form 8-K dated October 3, 1997 (File No. 1-13174).

**** Incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form S-3 (File No. 33-93986).

***** Incorporated by reference to the same titled and numbered exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-13174).

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

      (iii) To include any material information with respect to the plan of distributions not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby further undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on October 31, 1997.

                             CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                             By: /s/ Ernest A. Gerardi, Jr.
                                 -----------------------------------
                                 Name: Ernest A. Gerardi, Jr.
                                 Title: President and Chief Operating Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         NAME                       TITLE                           DATE
         ----                       -----                           ----

/s/ Robert H. Smith          Co-Chairman of the Board,          October 31, 1997
--------------------------     Co-Chief Executive Officer,
Robert H. Smith                and Director


/s/ Robert P. Kogod          Co-Chairman of the Board,          October 31, 1997
--------------------------     Co-Chief Executive Officer,
Robert P. Kogod                and Director


/s/ Ernest A. Gerardi, Jr.   President, Chief Operating         October 31, 1997
--------------------------     Officer, and Director
Ernest A. Gerardi, Jr.


/s/ Wesley D. Minami         Senior Vice President and          October 31, 1997
--------------------------     Chief Financial Officer
Wesley D. Minami


/s/ Steven E. Gulley         Controller                         October 31, 1997
--------------------------
Steven E. Gulley


/s/ Fred J. Brinkman         Director                           October 31, 1997
--------------------------
Fred J. Brinkman

/s/ Charles B. Gill          Director                           October 31, 1997
--------------------------
Charles B. Gill


/s/ Mandell J. Ourisman      Director                           October 31, 1997
--------------------------
Mandell J. Ourisman


/s/ Mallory Walker           Director                           October 31, 1997
--------------------------
Mallory Walker


                                 EXHIBIT INDEX

  EXHIBIT                                                                   SEQUENTIALLY
  NUMBER      EXHIBIT DESCRIPTION                                           NUMBERED PAGE
----------    ----------------------------------------------------          -------------
      *3.1    Amended and Restated  Articles of Incorporation of
                the Company.............................................

     **3.2   Articles Supplementary relating to Series A Cumulative
               Convertible Redeemable Preferred Stock...................

     **3.3   Articles Supplementary relating to Series B Cumulative
               Convertible Redeemable Preferred Stock...................

    ***3.4   Certificate of Correction relating to Series B Cumulative
               Convertible Redeemable Preferred Stock...................

    ***3.5   Amended and Restated Bylaws of the Company.................

  *****4.1   First Amended and Restated Agreement of Limited
               Partnership of the Operating Partnership, as amended.....

   ****4.2   Certificate of Limited Partnership of the Operating
               Partnership..............................................

       5.1   Opinion of Hogan & Hartson L.L.P. regarding legality
               of the Common Stock.....................................

       8.1   Opinion of Hogan & Hartson L.L.P. regarding certain
               tax matters.............................................

      23.1   Consent of Hogan & Hartson L.L.P. (included in
               Exhibit 5.1).............................................

      23.2    Consent of Arthur Andersen LLP............................

------------------------

* Incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form S-11 (File No. 33-75288).

** Incorporated by reference to Exhibit 3.1 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997
       (File No. 1-13174).

*** Incorporated by reference to Exhibit 4.1 to the company's current report on Form 8-K dated October 3, 1997 and filed October 20, 1997 (File No. 1-13174).

**** Incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form S-3 (File No. 33-93986).

***** Incorporated by reference to the same titled and numbered exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-13174).